Exhibit 10.1

AMENDED, RESTATED AND CONSOLIDATED
MASTER MANAGEMENT AGREEMENT

by and AMONG

SONESTA INTERNATIONAL HOTELS CORPORATION

as “MANAGER”

AND

CAMBRIDGE TRS, INC.,
HPT CY TRS, INC.,
HPT TRS IHG-2, INC. and
HRP TRS MRP, INC.

as “OWNERS”

Dated as of JANUARY 1, 2022

TABLE OF CONTENTS

Article I APPOINTMENT OF MANAGER	1
1.01 Appointment	1
1.02 Management of the Hotels	2
1.03 Services Provided by Manager	4
1.04 Employees	5
1.05 Right to Inspect	6
Article II TERM	6
2.01 Term	6
2.02 Early Termination	6
Article III COMPENSATION OF MANAGER; DISBURSEMENTS	7
3.01 Fees	7
3.02 Disbursements	8
3.03 Timing of Payments	8
Article IV ACCOUNTING, BOOKKEEPING AND BANK ACCOUNTS; WORKING CAPITAL AND OPERATING LOSSES	9
4.01 Accounting, Interim Payment and Annual Reconciliation	9
4.02 Books and Records	10
4.03 Accounts	11
4.04 Annual Operating Projection	11
4.05 Working Capital	12
4.06 Operating Losses	12
Article V REPAIRS, MAINTENANCE AND REPLACEMENTS	12
5.01 Manager’s Maintenance Obligation	12
5.02 Repairs and Maintenance to be Paid from Gross Revenues	13
5.03 Routine Capital Replacements	13
5.04 Capital Replacements to be Paid by Owners or Landlords	13
5.05 FF&E Reserve Account	14
5.06 Capital Estimate	14
5.07 Additional Requirements	15
5.08 Ownership of Replacements	16
Article VI INSURANCE, DAMAGE AND CONDEMNATION	16
6.01 General Insurance Requirements	16
6.02 Waiver of Subrogation	16
6.03 Risk Management	16
6.04 Damage and Repair	16
6.05 Damage Near End of Term	17
6.06 Condemnation	18
6.07 Partial Condemnation	18
6.08 Temporary Condemnation	18
6.09 Allocation of Award	18
6.10 Effect of Condemnation	19

Article VII TAXES	19
7.01 Real Estate and Personal Property Taxes	19
Article VIII OWNERSHIP OF THE HOTELS	20
8.01 Ownership of the Hotels	20
8.02 No Covenants, Conditions or Restrictions	20
8.03 Liens; Credit	21
8.04 Financing	21
Article IX DEFAULTS	22
9.01 Manager Events of Default	22
9.02 Remedies for Manager Events of Default	23
9.03 Owner Events of Default	25
9.04 Remedies for Owner Events of Default	25
Article X ASSIGNMENT AND SALE	26
10.01 Assignment	26
10.02 Sale of a Hotel	27
10.03 Amendments of the Leases	28
Article XI MISCELLANEOUS	28
11.01 Right to Make Agreement	28
11.02 Actions By Manager	28
11.03 Relationship	28
11.04 Applicable Law	29
11.05 Notices	29
11.06 Environmental Matters	29
11.07 Confidentiality	30
11.08 Projections	31
11.09 Actions to be Taken Upon Termination	31
11.10 Trademarks, Trade Names and Service Marks	33
11.11 Waiver	34
11.12 Partial Invalidity	34
11.13 Survival	34
11.14 Negotiation of Agreement	34
11.15 Entire Agreement	34
11.16 Affiliates	34
11.17 Disputes	35
11.18 Permitted Contests	37
11.19 Estoppel Certificates	38
11.20 Indemnification	38
11.21 Remedies Cumulative	39
11.22 Amendments and Modifications	39
11.23 Claims; Binding Effect; Time of the Essence; Nonrecourse	39

ii

11.24 Counterparts; Headings	39
11.25 No Political Contributions	39
11.26 REIT Qualification	40
11.27 Adverse Regulatory Event	40
11.28 Tax Matters	40
11.29 Third Party Beneficiaries	41
11.30 Trade Area Restriction	41
Article XII DEFINITION OF TERMS; CONSTRUCTION	41
12.01 Definition of Terms	41
12.02 Construction	54

Schedule 1	Hotels
Schedule 2	Leases
Schedule 3	Prior Management Agreements
Schedule 4	Restricted Trade Areas

iii

THIS AMENDED, RESTATED AND CONSOLIDATED MASTER MANAGEMENT AGREEMENT (this “Agreement”) is executed as of January 1, 2022 (the “Effective Date”), by and among SONESTA INTERNATIONAL HOTELS CORPORATION, a Maryland corporation, as manager (“Manager”), and CAMBRIDGE TRS, INC., HPT CY TRS, INC., HPT TRS IHG-2, INC. and HPT TRS MRP, INC., each a Maryland corporation, as owners (each, an “Owner” and, collectively, “Owners”).

R E C I T A L S:

WHEREAS, certain affiliates of Owners identified on Schedule 1 to this Agreement (each, a “Landlord” and, collectively, “Landlords”) own fee or leasehold title to the real property related to the hotels identified on Schedule 1 to this Agreement (each, a “Hotel”);

WHEREAS, each Landlord has leased or subleased one or more Hotels to one or more Owners pursuant to one or more lease agreements as identified on Schedule 2 to this Agreement (as amended from time to time, each, a “Lease” and, collectively, the “Leases”);

WHEREAS, each Owner engaged Manager to manage and operate one or more of the Hotels leased or subleased by such Owner pursuant to one or more management agreements as identified on Schedule 3 to this Agreement (as amended from time to time, each, a “Prior Management Agreement” and, collectively, the “Prior Management Agreements”); and

WHEREAS, Manager and Owners desire to amend, restate and consolidate the Prior Management Agreements with respect to the Hotels in accordance with terms and provisions of this Agreement effective as of 12:01 a.m. on the Effective Date;

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, Manager and Owners agree as follows:

Article I
APPOINTMENT OF MANAGER

1.01          Appointment.

A.            Subject to the provisions of this Agreement, each Owner hereby continues to engage Manager to supervise, direct and control the management and operation of each Hotel leased or subleased by such Owner (as indicated on Schedule 1) during the Term. Manager accepts such continued engagement and agrees to manage and operate each Hotel during the Term in accordance with the terms and conditions of this Agreement. Each Hotel shall be known as and operated under the Trade Name designated for such Hotel on Schedule 1 (or such other Trade Name as may be reasonably approved by the applicable Owner for such Hotel). All capitalized terms shall have the meaning ascribed to them in Article XII.

B.             Owners and Manager may terminate the Term of this Agreement with respect to any Hotel or cause additional hotels to become subject to this Agreement by executing and delivering an amended and restated Schedule 1 to this Agreement, which amended and restated Schedule 1 shall amend, restate and replace the then-current Schedule 1 to this Agreement from and after the date on which it is executed and delivered by Owners and Manager. If the owner of the fee or leasehold title to any Hotel that is added to this Agreement after the Effective Date has not already joined this Agreement as a Landlord hereunder, then such owner shall execute a joinder to this Agreement in form and substance reasonably satisfactory to the parties hereto, and, thereupon, such owner shall thereafter be considered a Landlord for all purposes of this Agreement.

1.02          Management of the Hotels.

A.            The management and operation of each Hotel shall be under the exclusive supervision and control of Manager except as otherwise specifically provided in this Agreement. Manager shall manage and operate each Hotel in an efficient and economical manner consistent with standards prevailing in other hotels in the System, including all activities in connection therewith which are customary and usual to such an operation (the “Operating Standards”); provided, however, that if the market area or the physical peculiarities of any Hotel warrant, in the reasonable judgment of Manager, a deviation from such Operating Standards, the applicable Owner shall not unreasonably withhold its approval of such deviation.

B.            Manager shall, with respect to each Hotel, in accordance with the applicable System Standards, the Operating Standards and the terms of this Agreement:

1.                  Recruit, employ, supervise, direct and (when appropriate) discharge the employees at such Hotel.

2.                  Establish Guest Room rates and charges for services provided in such Hotel.

3.                  Establish administrative policies and procedures for such Hotel, including policies and procedures for employment, control of revenue and expenditures, maintenance of bank accounts for the purchasing of supplies and services, control of credit, and scheduling of maintenance and verify that the foregoing procedures are operating in a sound manner.

4.                  Manage expenditures to replenish Inventories and Fixed Asset Supplies at such Hotel, make payments on accounts payable and collect accounts receivable for such Hotel.

5.                  Arrange for and supervise public relations and advertising and prepare marketing plans or such Hotel.

6.                  Procure all Inventories and replacement Fixed Asset Supplies for such Hotel.

7.                  Prepare and deliver Monthly Statements, Annual Operating Statements, Annual Operating Projections, Capital Estimates, Capital Statements and such other information required by this Agreement or as the applicable Owner may reasonably request for such Hotel.

8.                  Plan, execute and supervise routine repairs, maintenance, alterations and improvements, including Routine Capital Replacements for such Hotel, as more specifically set forth in Sections 5.02 and 5.03.

9.                  Provide, or cause to be provided, risk management services relating to the types of insurance required to be obtained or provided by Manager under this Agreement and provide such information related to risk management as any Owner may from time to time reasonably request.

10.              Obtain and keep in full force and effect, either in its own name or in the applicable Owner’s and/or Landlord’s name, as may be required by applicable law, any and all licenses and permits for such Hotel to the extent within the control of Manager (or, if not within the control of Manager, Manager shall use commercially reasonable efforts to obtain and keep same in full force and effect).

11.              Reasonably cooperate in a Sale of such Hotel or in obtaining financing for such Hotel.

12.              On behalf of the applicable Owner, negotiate, enter into and administer leases, subleases, licenses and concession agreements for all public space at such Hotel (including all retail, office and lobby space and antenna leases on rooftop areas) and administer, comply with and arrange for extensions of any ground lease or common interest realty associations as necessary.

13.              On behalf of the applicable Owner, negotiate, enter into and administer service contracts and licenses for the operation of such Hotel, including contracts and licenses for health and safety, systems maintenance, electricity, gas, telephone, cleaning, elevator and boiler maintenance, air conditioning maintenance, laundry and dry cleaning, master television service, internet service, use of copyrighted materials (such as music and videos), entertainment and other services as Manager deems advisable.

14.              Negotiate, enter into and administer contracts for the use of banquet and meeting facilities and Guest Rooms by groups and individuals at such Hotel.

15.              Take reasonable action to collect and institute in its own name or in the name of the applicable Owner or such Hotel, in each instance as Manager in its reasonable discretion deems appropriate, legal actions or proceedings to collect charges, rent or other income derived from the operation of such Hotel or to oust or dispossess guests, tenants, members or other persons in possession therefrom, or to cancel or terminate any lease, license or concession agreement for the breach thereof or default thereunder by any tenant, licensee or concessionaire.

16.              Make representatives available to consult with and advise the applicable Owner, at such Owner’s reasonable request, concerning policies and procedures affecting the conduct of the business of such Hotel.

17.              Collect on behalf of the applicable Owner and account for and remit to governmental authorities all applicable excise, sales, occupancy and use taxes or similar governmental charges collected by or at such Hotel directly from guests, members or other patrons, or as part of the sales price of any goods, services or displays, such as gross receipts, admission or similar or equivalent taxes, duties, levies or charges.

18.              Keep the applicable Owner advised of significant events which occur with respect to such Hotel which might reasonably be expected to have a material adverse effect on the financial performance, reputation or value of such Hotel.

19.              Perform such other tasks with respect to such Hotel as are customary and consistent with the Operating Standards and the System Standards.

C.             Manager shall use commercially reasonable efforts to comply with all Legal Requirements and Insurance Requirements pertaining to its operation of each Hotel.

D.            Manager shall use commercially reasonable efforts to obtain and maintain all approvals necessary to use and operate each Hotel in accordance with the System Standards, Operating Standards and Legal Requirements applicable to such Hotel. Each Owner shall cooperate with Manager and shall (or cause the applicable Landlord to) execute all applications and consents reasonably required to be executed by such Owner in order for Manager to obtain and maintain such approvals.

E.             Manager shall not use, and shall exercise commercially reasonable efforts to prevent the use of, any Hotel and/or Owner’s Personal Property, if any, for any unlawful purpose. Manager shall not commit, and shall use commercially reasonable efforts to prevent the commission of, any waste at any Hotel. Manager shall not use, and shall use commercially reasonable efforts to prevent the use of, any Hotel in such a manner as will constitute an unlawful nuisance. Manager shall use commercially reasonable efforts to prevent the use of any Hotel in such a manner as might reasonably be expected to impair the applicable Owner’s or Landlord’s title thereto or any portion thereof or might reasonably be expected to give rise for a claim or claims for adverse use or adverse possession by the public, or of implied dedication of such Hotel or any portion thereof.

1.03          Services Provided by Manager.

A.            Manager shall furnish certain services to each Hotel, from time to time during the Term, which are furnished generally on a central or regional basis to other hotels in the System which are managed by Manager, and which benefit such Hotel as a participant in the System, such as: national sales office services; central operational support for rooms, food and beverage and engineering; central training services; career development; management personnel relocation; central safety and loss prevention services; central advertising and promotion (including direct and image media and advertising administration); consumer affairs to the extent not charged or allocated directly to any Hotel; the national reservations system service and inventory and revenue management services; centralized payroll and accounting services; computer system development, support and operating costs; and central monitoring and management support from “line management” personnel such as area managers. Other than the charges for the national reservation system services, for which Manager receives the Reservation Fee, the Loyalty Program Fee and the Marketing Program Fee, the charges for the services listed in this Section 1.03.A. shall not be separately compensated and are included in the System Fee.

B.             Notwithstanding the foregoing, if, after the Effective Date, Manager determines that there are central or regional services which may be furnished for the benefit of hotels in the System or in substitution for services now performed at individual hotels which may be more efficiently or effectively performed on a group basis, subject to each applicable Owner’s reasonable prior approval, Manager shall furnish such services and such Owner(s) and Manager shall reasonably agree on the allocation of the costs thereof to the affected Hotels, which agreement shall be reflected in an approved Annual Operating Projection. For the avoidance of doubt, the costs of such services shall be paid to Manager separate and apart from the System Fee.

1.04          Employees.

A.            All personnel employed at each Hotel shall at all times be the employees of Manager. Subject to the terms of this Agreement, Manager shall have absolute discretion with respect to all personnel employed at each Hotel, including, without limitation, decisions regarding hiring, promoting, transferring, compensating, supervising, terminating, directing and training all employees at such Hotel, and, generally, establishing and maintaining all policies relating to employment; provided Manager shall not enter into any written employment agreements with any person which purport to bind any Owner and/or purport to be effective regardless of a termination, without obtaining such Owner’s consent. Manager shall comply with all Legal Requirements regarding labor relations; if either Manager or any Owner shall be required, pursuant to any such Legal Requirement, to recognize a labor union or to enter into a collective bargaining with a labor union, the party so required shall promptly notify the other party. Manager shall have the authority to negotiate and settle labor union contracts with union employees and union representatives and Manager is authorized to settle labor disputes and administrative claims as may be routinely necessary in the daily management of any Hotel, provided the applicable Owner shall be given prompt notice of any negotiations which could reasonably be expected to result in contracts which would bind such Owner and shall be provided with any written materials in connection therewith prior to execution of any contract or amendment. Manager shall indemnify each Owner and Landlord for all costs and expenses (including reasonable attorneys’ fees) incurred by any of them if any of them is joined in or made party to any suit or cause of action alleging that Manager has failed to comply with all Legal Requirements or the requirements of any collective bargaining agreement pertaining to the employment of Manager’s employees at any Hotel.

B.            Manager shall have the authority to hire, dismiss or transfer each Hotel’s general manager, provided Manager shall keep each applicable Owner reasonably informed with respect to such actions. Upon any Owner’s request, Manager will provide such Owner the opportunity to interview general manager candidates before they are hired.

C.            Manager shall decide which, if any, of the employees of each Hotel shall reside at such Hotel (provided that the applicable Owner’s prior approval shall be obtained if more than two (2) such employees and their immediate families reside at any Hotel), and shall be permitted to provide free accommodations and amenities to its employees and representatives living at or visiting any Hotel in connection with its management or operation consistent with Manager’s usual practices for hotels in the System. No person shall otherwise be given gratuitous accommodations or services without prior approval of the applicable Owner and Manager, except in accordance with usual practices of the hotel and travel industry.

1.05          Right to Inspect. Manager shall permit each Owner and Landlord and their respective authorized representatives to inspect or show each Hotel during usual business hours upon not less than twenty-four (24) hours’ notice and to make such repairs as such Owner and Landlord are permitted or required to make pursuant to the terms of the applicable Lease, provided that any inspection or repair by such Owner or Landlord or their representatives shall not unreasonably interfere with the use and operation of such Hotel and further provided that, in the event of an emergency as determined by such Owner or Landlord in its reasonable discretion, prior notice shall not be required.

Article II
TERM

2.01          Term.

A.            The term of this Agreement with respect to each Hotel (the “Term”) shall begin on the Effective Date and shall continue until January 31, 2037 (the “Initial Term”) and, provided there exists no Manager Event of Default, such Term shall thereafter automatically be extended for two (2) successive periods of fifteen (15) years each (each, a “Renewal Term”), unless Manager gives notice of Manager’s decision not to extend on or before the date which is at least twenty-four (24) months prior to the date of the expiration of the Initial Term or first Renewal Term, as the case may be, time being of the essence. If Manager does not extend the Initial Term or the first Renewal Term, as the case may be (i) this Agreement shall automatically terminate at the end of the Term then in effect, and Manager shall have no further option to extend the Term and (ii) during the twenty-four (24) month period prior to the date of the expiration of the Initial Term or any Renewal Term, as the case may be, any applicable Owner shall have the right to effect an earlier termination of this Agreement with respect to any Hotel by notice to Manager, which termination shall be effective as of the date which is set forth in such notice, provided that such date shall be at least ninety (90) days after the date of such notice, and such termination shall be in accordance with the provisions of Section 11.09.

B.             Each Renewal Term shall commence on the day succeeding the expiration of the Initial Term or the preceding Renewal Term, as the case may be. All of the terms, covenants and provisions of this Agreement shall apply to each Renewal Term, except that the Term shall not be extended beyond January 31, 2067.

2.02          Early Termination.

A.            Without limiting either party’s right to terminate this Agreement under any other provision of this Agreement, any applicable Owner may terminate this Agreement with respect to any Hotel upon sixty (60) days’ notice to Manager, given not later than thirty (30) days following Owner’s receipt of the Annual Operating Statement for such Hotel for any applicable Year, if the actual amounts paid to Owner as Owner’s Priority for such Hotel during any three (3) Tested Years within the four (4) consecutive Years immediately preceding January 1 of such Year are less than the Owner’s Priority Threshold for such Hotel in those Tested Years, and such termination shall be in accordance with the provisions of Section 11.09; provided, however, if a Force Majeure Event occurs with respect to any Hotel, then the Owner’s Priority Threshold for such Hotel shall be equitably adjusted to reasonably account for such Force Majeure Event, as reasonably determined by Manager and the applicable Owner.

B.            Commencing January 1, 2023, Manager shall promptly deliver a Force Majeure Notice to each applicable Owner if Manager reasonably believes that a Force Majeure Event has commenced or changed in scope in any material respect at any Hotel, and any affected Owner shall promptly deliver to Manager a Force Majeure Notice if such Owner reasonably believes that any such Force Majeure Event has ended or changed in scope in any material respect. In any such case, any such Force Majeure Notice shall also include Manager’s or Owner’s (as applicable) proposed adjustment to the Owner’s Priority Threshold for each affected Hotel on account thereof. Manager and the applicable Owner shall negotiate in good faith as to whether a Force Majeure Event has commenced, ended or changed in scope (as applicable), and, if so, the amount of any corresponding adjustment to the Owner’s Priority Threshold for each affected Hotel. If Manager and any Owner do not agree that a Force Majeure Event has commenced, ended or changed in scope, as applicable, and/or the applicable amount of the corresponding adjustment to the Owner’s Priority Threshold for any affected Hotel on account thereof within thirty (30) days following the delivery of the applicable Force Majeure Notice, then either Manager or the applicable Owner may submit such dispute to arbitration. For the avoidance of doubt, any adjustment to the Owner’s Priority Threshold contemplated hereby shall commence as of the date of on which the underlying Force Majeure Event occurs, provided that Manager delivers prompt written notice of the same to the applicable Owner as provided hereinabove, and may be temporary or permanent in nature, based upon the circumstances related to the Force Majeure Event. For the avoidance of doubt, Owner’s Priority (as opposed to Owner’s Priority Threshold) for any Hotel shall not be subject to any adjustment pursuant to this Section 2.02.B.

Article III
COMPENSATION OF MANAGER; DISBURSEMENTS

3.01          Fees. In consideration of the management services to be performed during the Term for each Hotel, Manager shall be paid the sum of the following for such Hotel:

A.            The Base Management Fee for such Hotel;

B.             The Reservation Fee for such Hotel;

C.             The System Fee for such Hotel;

D.            Any applicable Procurement and Construction Supervision Fee for such Hotel;

E.             The Loyalty Program Fee for such Hotel;

F.             The Marketing Program Fee for such Hotel; and

G.             Any applicable Incentive Management Fee for such Hotel.

3.02          Disbursements. Gross Revenues for each Hotel shall be distributed in the following order of priority:

A.            First, to pay all Deductions (excluding the Base Management Fee, the Reservation Fee and the System Fee) for such Hotel;

B.            Second, to Manager, an amount equal to the Base Management Fee, the Reservation Fee and the System Fee for such Hotel;

C.             Third, to Owner, an amount equal to Owner’s Priority for such Hotel;

D.            Fourth, pari passu, (i) to Owner, in an amount necessary to reimburse Owner for all Owner Working Capital Advances and Owner Operating Loss Advances (collectively, “Owner Advances”) for such Hotel which have not yet been repaid pursuant to this Section 3.02, and (ii) to Manager, in an amount necessary to reimburse Manager for all Additional Manager Advances for such Hotel which have not yet been repaid pursuant to this Section 3.02. If at any time the amounts available for distribution to any Owner and Manager pursuant to this Section 3.02 are insufficient (a) to repay all outstanding Owner Advances for such Hotel, and (b) all outstanding Additional Manager Advances for such Hotel, then such Owner and Manager shall be paid from such amounts the amount obtained by multiplying a number equal to the amount of the funds available for distribution by a fraction, the numerator of which is the sum of all such outstanding Owner Advances, or all such outstanding Additional Manager Advances, as the case may be, and the denominator of which is the sum of all such outstanding Owner Advances plus the sum of all such outstanding Additional Manager Advances;

E.             Fifth, to the FF&E Reserve Account for such Hotel, an amount equal to the FF&E Reserve Deposit for such Hotel;

F.            Sixth, to Manager, an amount equal to the Incentive Management Fee for such Hotel; and

G.             Finally, to Owner, the Owner’s Residual Payment for such Hotel.

3.03          Timing of Payments.

A.            Payment of the Deductions for each Hotel, excluding the Base Management Fee, the Reservation Fee and the System Fee for such Hotel, shall be made in the ordinary course of business. The Base Management Fee, the Reservation Fee, the System Fee, the Owner’s Priority, the FF&E Reserve Deposit, the Incentive Management Fee and the Owner’s Residual Payment for each Hotel shall be paid on or before the twentieth (20th) day after close of each calendar month during the Term, based upon Gross Revenues or Gross Room Revenues for such Hotel, as the case may be, as reflected in the Monthly Statement for such Hotel for such month. The Owner’s Priority for each Hotel shall be determined in accordance with the definition thereof based upon the Additional Invested Capital for such Hotel as most recently reported to Manager by the applicable Owner. If any installment of the Base Management Fee, the Reservation Fee, the System Fee or the Owner’s Priority for any Hotel is not paid when due, it shall accrue interest at the Interest Rate. Calculations and payments of the FF&E Reserve Deposit, the Incentive Management Fee and/or the Owner’s Residual Payment for each Hotel with respect to each calendar month within a calendar year shall be accounted for cumulatively based upon the year-to-date Operating Profit for such Hotel as reflected in the Monthly Statement for such Hotel for such calendar month and shall be adjusted to reflect distributions for prior calendar months in such year. Additional adjustments to all payments will be made on an annual basis based upon the Annual Operating Statement for each Hotel for each Year and any audit conducted pursuant to Section 4.02.B.

B.            Subject to Section 3.03.C, if the portion of Gross Revenues for any Hotel to be distributed to Manager or any Owner pursuant to Section 3.02 is insufficient to pay amounts then due with respect to such Hotel in full, any amounts left unpaid shall be paid from and to the extent of Gross Revenues available therefor at the time distributions are made in successive calendar months until such amounts are paid in full, together with interest thereon, if applicable, and such payments shall be made from such available Gross Revenues in the same order of priority as other payments made on account of such items in successive calendar months.

C.            Other than with respect to Reimbursable Advances, calculations and payments of the fees and other payments in Section 3.02 and distributions of Gross Revenues for each Hotel within a Year shall be accounted for cumulatively within a Year but shall not be cumulative from one Year to the next. Calculations and payments of Reimbursable Advances for each Hotel shall be accounted for cumulatively within a Year and shall be cumulative from one Year to the next.

Article IV
ACCOUNTING, BOOKKEEPING AND BANK ACCOUNTS; WORKING CAPITAL AND OPERATING LOSSES

4.01          Accounting, Interim Payment and Annual Reconciliation.

A.            Within fifteen (15) days after the close of each calendar month, Manager shall deliver an accounting (the “Monthly Statement”) to the applicable Owner showing Gross Revenues, Gross Room Revenues, occupancy percentage and average daily rate, Deductions, Operating Profit, and applications and distributions thereof for each Hotel for the preceding calendar month and year-to-date.

B.            Within forty-five (45) days after the end of each Year, Manager shall deliver to the applicable Owner and Landlord a statement (the “Annual Operating Statement”) in reasonable detail summarizing the operations of each Hotel for the immediately preceding Year and an Officer’s Certificate setting forth the totals of Gross Revenues, Deductions, and the calculation of the Incentive Management Fee and Owner’s Residual Payment for such Hotel for the preceding Year and certifying that such Annual Operating Statement is true and correct. Manager and each Owner shall, within ten (10) Business Days after such Owner’s receipt of any such statement, make any adjustments, by cash payment, in the amounts paid or retained for such Year as are required because of variances between the Monthly Statements and the Annual Operating Statement. Any payments shall be made together with interest at the Interest Rate from the date such amounts were due or paid, as the case may be, until paid or repaid. The Annual Operating Statement for each Hotel shall be controlling over the Monthly Statements for such Hotel and shall be final, subject to adjustments required as a result of an audit requested by any applicable Owner or Landlord pursuant to Section 4.02.B.

C.            1.             In addition, Manager shall provide such information relating to each Hotel and public information relating to Manager and its Affiliates that (a) may be reasonably required in order for the applicable Landlord, Owner or SVC, to prepare financial statements in accordance with GAAP or to comply with applicable securities laws and regulations and the SEC’s interpretation thereof, (b) may be reasonably required for the applicable Landlord, Owner or SVC, as applicable, to prepare federal, state or local tax returns, or (c) is of the type that Manager customarily prepares for other hotel owners. The foregoing does not constitute an agreement by Manager either to join any Landlord, Owner or SVC, as applicable, in a filing with or appearance before the SEC or any other regulatory authority or to take or consent to any other action which would cause Manager to be liable to any third party for any statement or information other than those statements incorporated by reference pursuant to clause (a) above.

2.                  Any Owner may at any time, and from time to time, provide copies of any of the statements furnished under this Section 4.01 to any Person which has made or is contemplating making a Mortgage or other financing, or a prospective purchaser in connection with a Sale of a Hotel, subject to such Person entering into a confidentiality agreement reasonably acceptable to Manager.

3.                  In addition, any Owner or Landlord shall have the right, from time to time at such Owner’s or Landlord’s, as the case may be, sole cost and expense, upon reasonable notice, during Manager’s customary business hours, to cause Manager’s books and records with respect to any Hotel to be audited by auditors selected by such Owner or Landlord, as applicable, at the place or places where such books and records are customarily kept.

4.02          Books and Records.

A.            Books of control and account pertaining to operations at each Hotel shall be kept on the accrual basis and in all material respects in accordance with the Uniform System of Accounts and with GAAP (provided that, to the extent of a conflict, GAAP shall control over the Uniform System of Accounts), or in accordance with such industry standards or such other standards with which Manager is required to comply from time to time, with the exceptions, if any, provided in this Agreement, to the extent applicable, which will accurately record the Gross Revenues and the application thereof. Manager shall retain, for at least three (3) years after the expiration of each Year, reasonably adequate records showing Gross Revenues and the application thereof for such Year. The provisions of this Section 4.02.A shall survive termination.

B.             Any Owner or Landlord may, at reasonable intervals during Manager’s normal business hours, examine such books and records, including, without limitation, supporting data and sales and excise tax returns for its Hotels. If any Owner or Landlord desires, at its own expense, to audit, examine, or review the Annual Operating Statement for any of its Hotels, it shall notify Manager in writing within one (1) year after receipt of such statement of its intention to audit and begin such audit within such one (1) year after Manager’s receipt of such notice. The applicable Owner or Landlord, as the case may be, shall use commercially reasonable efforts to complete such audit as soon as practicable after the commencement thereof, subject to reasonable extension if such Owner’s or Landlord’s accountant’s inability to complete the audit within such time is caused by Manager. If neither the applicable Owner nor Landlord makes such an audit, then such statement shall be deemed to be conclusively accepted by the applicable Owner and Landlord as being correct, and neither such Owner nor such Landlord shall have any right thereafter, except in the event of fraud by Manager, to question or examine the same. If any audit by any Owner or Landlord discloses an understatement or overpayment of any net amounts due such Owner or Manager, Manager shall, promptly after completion of the audit, render a statement to such Owner and Landlord setting forth the adjustments required to be made to the distributions under Section 3.02 for such Year as a result of such audit, and such Owner and Manager, as the case may be, shall make any additional payments required to comply with such revised statement together with interest at the Interest Rate from the date when due or overpaid. Any dispute concerning the correctness of an audit shall be settled by arbitration. Manager shall pay the cost of any audit revealing understatement of Operating Profit for any Hotel by more than three percent (3%), and such amount shall not be a Deduction. The provisions of this Section 4.02.B shall survive termination.

4.03          Accounts. All funds derived from the operation of each Hotel shall be deposited by Manager in a bank account(s) in a bank designated by Manager. Withdrawals from such accounts shall be made solely by representatives of Manager whose signatures have been authorized. Reasonable petty cash shall be maintained at each Hotel.

4.04          Annual Operating Projection.

A.            Manager shall furnish to each applicable Owner for its review and comment, at least thirty (30) days prior to the beginning of each Year, a statement of the estimated financial results of the operation of each Hotel for the forthcoming Year (an “Annual Operating Projection”). Such projection shall project the estimated Gross Revenues, Deductions, and Operating Profit for such Hotel. Manager agrees to make qualified personnel from Manager’s staff available to explain such Annual Operating Projections, at any applicable Owner’s request. Manager will at all times give good faith consideration to each Owner’s suggestions regarding any Annual Operating Projection. Manager shall thereafter submit to each Owner, by no later than January 2nd of such Year, a modified Annual Operating Projection for such Hotel if any changes are made following receipt of comments from such Owner. Manager and each applicable Owner acknowledge and agree that the Annual Operating Projection for each Hotel for the 2022 calendar year has been agreed upon.

B.             Manager shall endeavor to adhere to the Annual Operating Projection for each Hotel unless otherwise agreed by the applicable Owner and Manager. It is understood, however, that each Annual Operating Projection is an estimate only and that unforeseen circumstances including the costs of labor, material, services and supplies, casualty, operation of law, or economic and market conditions may make adherence to any Annual Operating Projection impracticable, and Manager shall be entitled to depart therefrom due to causes of the foregoing nature; provided, however, that nothing herein shall be deemed to authorize Manager to take any action prohibited by this Agreement or to reduce Manager’s other rights or obligations hereunder.

4.05          Working Capital. Prior to the Effective Date and pursuant to the Prior Management Agreements, each applicable Owner advanced to Manager, as Working Capital, an amount equal to (a) $2,000 multiplied by the number of Guest Rooms for each Hotel that is a Full Service Hotel and (b) $1,000 multiplied by the number of Guest Rooms for each Hotel that is a Select Service Hotel. Upon notice from Manager, each Owner shall have the right, without any obligation and in its sole discretion, to advance additional funds necessary to maintain Working Capital (“Additional Working Capital”) at each Hotel at levels determined by Manager to be reasonably necessary to satisfy the needs of such Hotel as its operation may from time to time require within ten (10) Business Days of such request. Any such request by Manager shall be accompanied by a reasonably detailed explanation of the reasons for the request. If any applicable Owner does not advance such Additional Working Capital, Manager shall have the right, without any obligation and in its sole discretion, to fund such Additional Working Capital within ten (10) Business Days after such initial ten (10) day period. All such advances shall be Owner Working Capital Advances or Additional Manager Advances, as applicable. If neither the applicable Owner nor Manager elects to fund Additional Working Capital, Manager may elect, by notice to such Owner given within thirty (30) days thereafter, to terminate this Agreement with respect to the affected Hotel, which termination shall be effective thirty (30) days after the date such notice is given; upon such termination, such Owner shall pay Manager the applicable Termination Fee, within sixty (60) days of the effective date of termination, as liquidated damages and in lieu of any other remedy of Manager at law or in equity, and such termination shall otherwise be in accordance with the provisions of Section 11.09.

4.06          Operating Losses. To the extent there is an Operating Loss at any Hotel for any calendar month, the applicable Owner shall have the right, without any obligation and in its sole discretion, to fund such Operating Loss within twenty (20) days after Manager has delivered notice thereof to such Owner and any Operating Loss funded by such Owner shall be an “Owner Operating Loss Advance” for such Hotel. If the applicable Owner does not fund such Operating Loss, Manager shall have the right, without any obligation and in its sole discretion, to fund such Operating Loss within twenty (20) days after such initial twenty (20) day period, and any Operating Loss so funded by Manager shall be an Additional Manager Advance. If neither party elects to fund such Operating Loss, Manager may elect, by notice to the applicable Owner given within thirty (30) days thereafter, to terminate this Agreement with respect to the affected Hotel, which termination shall be effective thirty (30) days after the date such notice is given; upon such termination, such Owner shall pay Manager the applicable Termination Fee, within sixty (60) days of the effective date of termination, as liquidated damages and in lieu of any other remedy of Manager at law or in equity and such termination shall otherwise be in accordance with the provisions of Section 11.09.

Article V
REPAIRS, MAINTENANCE AND REPLACEMENTS

5.01          Manager’s Maintenance Obligation. Manager shall implement a commercially reasonable preventative maintenance program at each Hotel, and, subject to the terms and conditions of this Article V, Manager shall maintain each Hotel, including all private roadways, sidewalks and curbs located thereon, in good order and repair, reasonable wear and tear excepted, and in conformity with all applicable Legal Requirements, Insurance Requirements, System Standards and any Existing CC&Rs or Future CC&Rs. Subject to the terms and conditions of this Article V, Manager shall promptly make or cause to be made all necessary and appropriate repairs, replacements, renewals, and additions thereto of every kind and nature, whether interior or exterior, structural or nonstructural, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior to the commencement of the Term. All repairs, renovations, alterations, improvements, renewals, replacements or additions shall be made in a good, workmanlike manner, consistent with Manager’s and industry standards for like hotels in like locales, in accordance with all applicable federal, state and local statutes, ordinances, by-laws, codes, rules and regulations relating to any such work. Manager shall not take or omit to take any action, with respect to any Hotel the taking or omission of which would materially and adversely impair the value of such Hotel or any part thereof for its use as a hotel.

5.02          Repairs and Maintenance to be Paid from Gross Revenues. Manager shall promptly make or cause to be made, such routine maintenance, repairs and minor alterations, the costs of which are normally expensed under GAAP, as it determines are necessary to comply with Manager’s obligations under Section 5.01 with respect to each Hotel. The cost of such maintenance, repairs and alterations for each Hotel shall be paid from Gross Revenues or Working Capital for such Hotel.

5.03          Routine Capital Replacements. Manager shall be responsible for completing all Routine Capital Replacements as are contemplated by the approved Capital Estimate for each Hotel. The cost and expense incurred in connection with Manager’s obligations hereunder shall be paid either from any applicable funds that are available in the FF&E Reserve Account or are provided by any Owner or Landlord under Section 5.06. In consideration for Manager’s services under this Section 5.03, Manager shall receive the Procurement and Construction Supervision Fee which shall be included in related draws from the FF&E Reserve as amounts generating such fees are paid.

5.04          Capital Replacements to be Paid by Owners or Landlords.

A.            Each applicable Owner and Landlord shall be responsible for completing any Major Renovations at any Hotel as may be contemplated by in an approved Capital Estimate for such Hotel, which Major Renovation may be funded by such Owner or Landlord from the applicable FF&E Reserves or funds provided by such Owner or Landlord.

B.             Each Owner and/or Landlord shall use commercially reasonable efforts to substantially complete all Required Renovations at its Hotels prior to December 31, 2024. For purposes of this Agreement, “Required Renovations” means such renovations and repairs as Owner and Manager agree are necessary to cause a Hotel to comply in all material respects with the System Standards applicable to such Hotel. Each Owner shall propose a written scope of Required Renovations for each Hotel, and each Owner and Manager shall cooperate in good faith to resolve any dispute with respect to the scope of the Required Renovations. Any dispute regarding the scope of the Required Renovations shall be resolved by arbitration. Manager shall reasonably cooperate with each Owner and/or its designee in connection with such Owner’s completion of all Required Renovations.

C.             Manager shall reasonably cooperate with each Owner, Landlord and/or their respective agents and contractors in connection with all Major Renovations and Required Renovations. Without limiting the foregoing, Manager shall make any applicable FF&E Reserves available to any applicable Owner or Landlord to pay for any Major Renovations or Required Renovations in accordance with any approved Capital Estimate.

5.05          FF&E Reserve Account.

A.            Manager shall establish an interest-bearing account for each Hotel, in the applicable Owner’s name, in a bank designated by Manager (and approved by such Owner, such approval not to be unreasonably withheld), into which all FF&E Reserve Deposits for such Hotel shall be paid (the “FF&E Reserve Account”). Funds on deposit in any FF&E Reserve Account (the “FF&E Reserves”) shall not be commingled with any other funds without the applicable Owner’s consent.

B.            So long as no Manager Event of Default shall have occurred, the FF&E Reserves for each Hotel may be applied by Manager, without the consent of any Owner, only to the payment of any Routine Capital Replacement or Major Renovation or Required Renovation in an approved Capital Estimate for such Hotel; provided, however, not more than Twenty Five Thousand Dollars ($25,000) may be expended by Manager in a given year for any single item to be charged against any discretionary or contingency line item in a Capital Estimate without the prior written consent of the applicable Owner, which consent shall not be unreasonably withheld, conditioned or delayed.

C.             In addition to the FF&E Reserve Deposit, other than an Owner’s or Manager’s personal property, all materials or FF&E which are scrapped or removed in connection with the making of any major or non-major repairs, renovation, additions, alterations, improvements, removals or replacements shall be disposed of by Manager and the net proceeds thereof shall be deposited into the applicable FF&E Reserve Account and not included in Gross Revenues.

D.            Manager shall be the only Party entitled to withdraw funds from an FF&E Reserve Account unless and until a Manager Event of Default shall occur. Following the occurrence of a Manager Event of Default, Manager shall not have the right to withdraw funds from an FF&E Reserve Account without the applicable Owner’s prior written consent.

E.             Upon the expiration or earlier termination of the Term, Manager shall disburse to each applicable Owner or Landlord, or as such Owner or Landlord shall direct, all remaining FF&E Reserves for the terminated Hotel(s) after payments of all expenses on account of capital expenditures incurred by Manager pursuant to an approved Capital Estimate during the Term in accordance with this Agreement.

5.06          Capital Estimate.

A.            Manager shall prepare and deliver to each applicable Owner and Landlord for their review and approval, at the same time the Annual Operating Projection is submitted, an estimate for each Hotel of the Routine Capital Replacements and Major Renovations necessary during the forthcoming Year for such Hotel (a “Capital Estimate”). Manager agrees to make qualified personnel from Manager’s staff available to explain each Capital Estimate, at any Owner’s request. Failure of any Owner or Landlord to approve or disapprove a Capital Estimate within twenty (20) Business Days after receipt of all information and materials requested by such Owner or Landlord in connection therewith shall be deemed to constitute approval of such Capital Estimate.

B.             If any dispute shall arise with respect to the approval by any Owner or Landlord of a Capital Estimate, Manager shall meet with such Owner and Landlord to discuss the objections, and Manager, such Owner and such Landlord shall attempt in good faith to resolve any disagreement relating to the Capital Estimate. If after sixty (60) days such disagreement has not been resolved, any party may submit the issue to arbitration.

C.             If at any time the FF&E Reserves for any Hotel shall be insufficient to fund any Routine Capital Replacements and Major Renovations which are set forth in the approved Capital Estimate for such Hotel, Manager shall give the applicable Owner and Landlord written notice thereof, which notice shall not be given more often than monthly and shall set forth, in reasonable detail, the nature of the required expenditure, the estimated cost thereof (including the amount which is in excess of the then FF&E Reserves) and such other information with respect thereto as such Owner or Landlord may reasonably require. Provided that no Manager Event of Default then exists, and Manager shall otherwise comply with the provisions of Section 5.07, as applicable, the applicable Owner shall, within ten (10) Business Days after such notice is given, deposit (or shall cause the applicable Landlord to deposit) into the applicable FF&E Reserve Account such funds as are required to fund the amounts set forth in such notice and necessary to fund such Routine Capital Replacements and Major Renovations in an approved Capital Estimate. Additional Invested Capital shall be adjusted for funds deposited by any Owner or Landlord in the applicable FF&E Reserve Account pursuant to this Section 5.06 effective as of the date such funds are deposited.

D.            A failure or refusal by any Owner or Landlord to provide the additional funds required under an approved Capital Estimate (including after resolution by arbitration, if applicable) shall entitle Manager, at its option, to notify the applicable Owner and Landlord that Manager will terminate this Agreement with respect to the affected Hotel. If the applicable Owner or Landlord does not make the funds available within thirty (30) days after receipt of such notice of intent to terminate, Manager may, without obligation and in its sole discretion, fund all or a portion of the amounts required and any amounts funded by Manager shall constitute an Additional Manager Advance, or elect to terminate this Agreement with respect to the affected Hotel by notice to the applicable Owner given within thirty (30) days thereafter and this Agreement shall terminate with respect to such Hotel as of the date that is one hundred eighty (180) days after the date of such Owner’s receipt of Manager’s notice; upon such termination, such Owner shall pay Manager the Termination Fee for the affected Hotel, within sixty (60) days of the effective date of termination, as liquidated damages and in lieu of any other remedy of Manager at law or in equity and such termination shall otherwise be in accordance with the provisions of Section 11.09.

5.07          Additional Requirements.

A.            All expenditures from the FF&E Reserves or other amounts funded pursuant to a Capital Estimate shall be (as to both the amount of each such expenditure and the timing thereof) both reasonable and necessary given the objective that each Hotel will be maintained and operated to a standard comparable to competitive properties and in accordance with the System Standards.

B.             Manager shall provide to each applicable Owner and Landlord within twenty (20) days after the end of each calendar month, a statement (“Capital Statement”) setting forth, on a line item basis, Routine Capital Replacements and Major Renovations made to date and any variances or anticipated variances and/or amendments from the applicable Capital Estimate.

C.             No Owner or Landlord may withhold its approval of a Capital Estimate with respect to such items as are (1) required in order for a Hotel to comply with System Standards, except during the last two (2) years of the Term, during which time approval may be withheld in such Owner’s or Landlord’s discretion; or (2) required by reason of or under any Insurance Requirement or Legal Requirement, or otherwise required for the continued safe and orderly operation of a Hotel.

5.08          Ownership of Replacements. All repairs, renovations, additions, alterations, improvements, renewals or replacements made pursuant to this Agreement and all FF&E Reserves, shall, except as otherwise provided in this Agreement, be the property of the applicable Landlord or Owner, as applicable, as provided under the Leases.

Article VI
INSURANCE, DAMAGE AND CONDEMNATION

6.01          General Insurance Requirements. Manager shall, at all times during the Term, keep (or cause to be kept) each Hotel and all property located therein or thereon, insured against the risks, including business interruption, and in such amounts as the applicable Owner and Manager shall agree and as may be commercially reasonable. Any disputes regarding such matters not resolved by the parties within ten (10) Business Days (which period may be extended upon mutual agreement of the parties) shall be resolved by arbitration.

6.02          Waiver of Subrogation. Each Owner and Manager agree that (insofar as and to the extent that such agreement may be effective without invalidating or making it impossible to secure insurance coverage from responsible insurance companies doing business in the applicable State) with respect to any property loss which is covered by insurance then being carried by such Owner or Manager, the party carrying such insurance and suffering said loss releases the others of and from any and all claims with respect to such loss; and they further agree that their respective insurance companies (and, if such Owner or Manager shall self-insure in accordance with the terms hereof, such Owner or Manager, as the case may be) shall have no right of subrogation against the other on account thereof, even though extra premium may result therefrom. If any extra premium is payable by Manager as a result of this provision, no Owner shall be liable for reimbursement to Manager for such extra premium.

6.03          Risk Management. Manager shall be responsible for the provision of risk management oversight at each Hotel during the Term.

6.04          Damage and Repair.

A.            If, during the Term, any Hotel shall be totally or partially destroyed and such Hotel is thereby rendered Unsuitable for Its Permitted Use, (1) Manager may terminate this Agreement with respect to such Hotel by sixty (60) days’ notice to the applicable Owner and Landlord, or (2) the applicable Owner may terminate this Agreement with respect to such Hotel by sixty (60) days’ notice to Manager and the applicable Landlord, whereupon, this Agreement shall terminate with respect to such Hotel and the applicable Landlord shall be entitled to retain the insurance proceeds payable on account of such damage.

B.            If, during the Term, any Hotel is damaged or destroyed by fire, casualty or other cause but is not rendered Unsuitable for Its Permitted Use, subject to Sections 6.04.C, the applicable Owner and Landlord shall cause such Hotel to be repaired and restored, in compliance with all Legal Requirements and Insurance Requirements so that such Hotel shall be, to the extent practicable, substantially equivalent in value and general utility to its general utility and value immediately prior to such damage or destruction and in compliance with System Standards.

C.            1. If the cost of the repair or restoration of any Hotel is less than the sum of the amount of insurance proceeds received by the applicable Owner and Landlord plus the deductible amount, such Owner shall (or shall cause such Landlord to) make available the funds necessary to cause such Hotel to be repaired and restored.

2.             If the amount of insurance proceeds received by the applicable Landlord and Owner plus the deductible amount is less than the cost of the repair or restoration of the affected Hotel, the applicable Owner shall give notice thereof to such Landlord and Manager setting forth the deficiency in reasonable detail. The applicable Owner shall have the right, without any obligation and in its sole discretion, to fund the deficiency and shall give Manager and the applicable Landlord notice within twenty (20) days after learning of such deficiency. If the applicable Owner elects not to fund the deficiency, the applicable Landlord shall have the right, without obligation and in its sole discretion, to fund the deficiency and shall give Manager and such Owner notice thereof within twenty (20) days after notice from such Owner. If neither the applicable Owner nor Landlord elect to fund the deficiency, this Agreement shall terminate with respect to the affected Hotel and the applicable Landlord shall be entitled to retain the insurance proceeds payable on account of such damage.

D.            All business interruption insurance proceeds with respect to any Hotel shall be paid to Manager and included in Gross Revenues for such Hotel. Any casualty which does not result in a termination of this Agreement shall not excuse the payment of sums due to the applicable Owner hereunder.

E.             Manager hereby waives any statutory rights of termination which may arise by reason of any damage to or destruction of any Hotel.

6.05         Damage Near End of Term. Notwithstanding any provisions of Section 6.04 to the contrary, if damage to or destruction of any Hotel occurs during the last twelve (12) months of the Term (including any exercised Renewal Term) and if such damage or destruction cannot reasonably be expected to be fully repaired and restored prior to the date that is nine (9) months prior to the end of the Term (including any exercised Renewal Term), the provisions of Section 6.04.A shall apply as if the applicable Hotel had been totally or partially destroyed and rendered Unsuitable for Its Permitted Use.

6.06         Condemnation. If, during the Term, either the whole of any Hotel shall be taken by Condemnation, or a partial Condemnation renders such Hotel Unsuitable for Its Permitted Use, this Agreement shall terminate with respect to such Hotel and the applicable Owner and Landlord shall seek the Award for their interests in such Hotel as provided in the applicable Lease. In addition, Manager shall have the right to initiate such proceedings as it deems advisable to recover any damages to which Manager may be entitled; provided, however, that Manager shall be entitled to retain any Award it may obtain through such proceedings which are conducted separately from those of the applicable Owner and Landlord only if such Award does not reduce the Award otherwise available to such Owner and Landlord. Any Award received by any Mortgagee under a Mortgage on a Hotel shall be deemed to be an award of compensation received by the applicable Landlord.

6.07         Partial Condemnation.

A.            If, during the Term, there is a partial Condemnation of any Hotel but such Hotel is not rendered Unsuitable for Its Permitted Use, subject to Section 6.07.B, the applicable Owner shall cause the untaken portion of such Hotel to be repaired and restored, in compliance with all Legal Requirements and Insurance Requirements and so that the untaken portion of such Hotel shall constitute a complete architectural unit of the same general character and condition, to the extent practicable, as such Hotel immediately prior to such partial Condemnation and in compliance with System Standards.

B.             If the amount of the Award is less than the cost of the repair and restoration of the affected Hotel, the applicable Owner shall give notice thereof to the applicable Landlord and Manager setting forth the deficiency in reasonable detail. The applicable Owner shall have the right without any obligation and in its sole discretion, to fund the deficiency and shall give Manager and the applicable Landlord notice thereof within twenty (20) days after learning of such deficiency. If the applicable Owner elects not to fund the deficiency, the applicable Landlord shall have the right without obligation and in its sole discretion, to fund the deficiency and shall give Manager and such Owner notice within twenty (20) days after notice from such Owner. If neither the applicable Owner or Landlord elect to fund the deficiency, this Agreement shall terminate with respect to the affected Hotel and the applicable Owner and Landlord shall be entitled to retain the Award.

6.08         Temporary Condemnation. In the event of any temporary Condemnation of any Hotel or the applicable Owner’s interest therein, this Agreement shall continue in full force and effect. The entire amount of any Award made for such temporary Condemnation allocable to the Term, whether paid by way of damages, rent or otherwise, shall be paid to Manager and shall constitute Gross Revenues for the applicable Hotel. A Condemnation shall be deemed to be temporary if the period of such Condemnation is not expected to, and does not, exceed twelve (12) months.

6.09         Allocation of Award. Except as provided in Section 6.06, Section 6.08 and this Section 6.09, the total Award shall be solely the property of and payable to the applicable Landlord. Any portion of the Award made for the taking of an Owner’s leasehold interest in a Hotel, loss of business, the taking of such Owner’s Personal Property, or such Owner’s removal and relocation expenses shall be the sole property of, and payable to, such Owner. Any portion of the Award made for the taking of Manager’s interest in a Hotel or Manager’s loss of business during the remainder of the Term shall be the sole property of, and payable to, Manager, subject to the provisions of Section 6.06. In any Condemnation proceedings, the applicable Landlord, the applicable Owner, and Manager shall each seek its own Award in conformity herewith, at its own expense.

6.10         Effect of Condemnation. Any Condemnation which does not result in a termination of this Agreement in accordance with its terms with respect to a Hotel shall not excuse the payment of sums due to Owner hereunder with respect to such Hotel and this Agreement shall remain in full force and effect.

Article VII
TAXES

7.01         Real Estate and Personal Property Taxes.

A.            Subject to Section 11.18 relating to permitted contests, Manager shall pay, from Gross Revenues for each Hotel, all Impositions with respect to such Hotel, before any fine, penalty, interest or cost (other than any opportunity cost as a result of a failure to take advantage of any discount for early payment) may be added for non-payment, such payments to be made directly to the taxing authorities where feasible, and shall promptly, upon request, furnish to the applicable Landlord and Owner copies of official receipts or other reasonably satisfactory proof evidencing such payments. If any such Imposition may, at the option of the taxpayer, lawfully be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Manager may exercise the option to pay the same (and any accrued interest on the unpaid balance of such Imposition) in installments and, in such event, shall pay such installments during the Term as the same become due and before any fine, penalty, premium, further interest or cost may be added thereto. Manager shall, upon request, provide such data as is maintained by Manager with respect to any Hotel as may be necessary to prepare any required returns and reports by the applicable Owner or Landlord.

B.            Each Owner shall give, and will use reasonable efforts to cause the applicable Landlord to give, copies of official tax bills and assessments which it may receive with respect to any Hotel and prompt notice to the applicable Owner and Manager of all Impositions payable by such Owner under the applicable Lease of which such Owner or such Landlord, as the case may be, at any time has knowledge; provided, however, that any Landlord’s or Owner’s failure to give any such notice shall in no way diminish Manager’s obligation hereunder to pay such Impositions (except that the applicable Owner or Landlord, as applicable, shall be responsible for any interest or penalties incurred as a result of such Owner’s or Landlord’s, as applicable, failure promptly to forward the same).

C.             Notwithstanding anything herein to the contrary, each Owner and Manager shall pay from its own funds (and not from Gross Revenues of any Hotel) any franchise, corporate, estate, inheritance, succession, capital levy or transfer tax imposed on such Owner or Manager, as applicable, or any income tax imposed (but not gross receipt or general excise taxes) on any income of such Owner or Manager (including distributions pursuant to Article III).

Article VIII

OWNERSHIP OF THE HOTELS

8.01         Ownership of the Hotels.

A.            Each Owner and Landlord hereby covenants that it will not hereafter impose or consent to the imposition of any liens, encumbrances or other charges on any Hotel, except as follows:

1.             easements or other encumbrances that do not adversely affect the operation of such Hotel by Manager and that are not prohibited pursuant to Section 8.02;

2.             Mortgages and related security instruments;

3.              liens for taxes, assessments, levies or other public charges not yet due or due but not yet payable; or

4.              equipment leases for office equipment, telephone, motor vehicles and other property approved by Manager.

B.            Subject to liens permitted by Section 8.01.A, each Owner and Landlord covenants that, so long as there then exists no Manager Event of Default, Manager shall quietly hold, occupy and enjoy each Hotel throughout the Term free from hindrance, ejection or molestation by such Owner or Landlord or other party claiming under, through or by right of any of them. Each Owner agrees to pay and discharge any payments and charges and, at its expense, to prosecute all appropriate actions, judicial or otherwise, necessary to assure such free and quiet occupation as set forth in the preceding sentence.

8.02         No Covenants, Conditions or Restrictions.

A.            Each Owner and Landlord agrees that, during the Term, any covenants, conditions or restrictions, including reciprocal easement agreements or cost-sharing arrangements affecting any Hotel (collectively “Future CC&Rs”) which would (i) prohibit or limit Manager from operating such Hotel in accordance with System Standards, including related amenities of such Hotel; (ii) allow such Hotel’s facilities (for example, parking spaces) to be used by persons other than guests, invitees or employees of such Hotel; (iii) allow such Hotel’s facilities to be used for specified charges or rates that have not been approved by Manager; or (iv) subject such Hotel to exclusive arrangements regarding food and beverage operation or retail merchandise, will not be entered into unless Manager has given its prior written consent thereto, which consent shall not be unreasonably withheld, conditioned or delayed. Manager hereby consents to any easements, covenants, conditions or restrictions, including, without limitation, any reciprocal easement agreements or cost-sharing agreements existing as of the Effective Date (collectively, the “Existing CC&Rs”).

B.            All financial obligations imposed on any Owner or on any Hotel pursuant to any Future CC&Rs for which Manager’s consent was required under Section 8.02.A, but not obtained, shall be paid by such Owner.

C.            Manager shall manage, operate, maintain and repair each Hotel in compliance with all obligations imposed on the applicable Owner, Landlord or Hotel pursuant to any Existing CC&Rs or Future CC&Rs (unless Manager’s consent was required under Section 8.02.A, but not obtained) to the extent such Existing CC&Rs and Future CC&Rs relate to the management, operation, maintenance and repair of such Hotel.

8.03         Liens; Credit.

A.            Manager and each Owner shall use commercially reasonable efforts to prevent any liens from being filed against any Hotel which arise from any maintenance, repairs, alterations, improvements, renewals or replacements in or to such Hotel. Manager and each Owner shall cooperate, and each Owner shall cause the applicable Landlord to cooperate, in obtaining the release of any such liens. In no event shall any party borrow money in the name of, or pledge the credit of, any other party. Manager shall not allow any lien to exist with respect to its interest in this Agreement.

B.             Subject to encumbrances permitted under Section 8.01, Manager shall not, to the extent funds to pay the same are available or provided on a timely basis as required hereunder, directly or indirectly, create or allow to remain and shall promptly discharge any lien, encumbrance, attachment, title retention agreement or claim upon any Hotel, except (a) existing liens for those taxes of the applicable Landlord which Manager is not required to pay hereunder, (b) liens for Impositions or for sums resulting from noncompliance with Legal Requirements so long as (i) the same are not yet due and payable, or (ii) are being contested in accordance with Section 11.18, (c) liens of mechanics, laborers, materialmen, suppliers or vendors incurred in the ordinary course of business that are not yet due and payable or are for sums that are being contested in accordance with Section 11.18 and (d) any Mortgages or other liens which are the responsibility of the applicable Landlord.

8.04         Financing. Each applicable Landlord shall be entitled to encumber one or more of its Hotels with a Mortgage on commercially reasonable terms and in such event, such Landlord, the applicable Owner and Manager shall be required to execute and deliver, and such Landlord agrees to require Mortgagee to execute and deliver, an instrument (a “Subordination Agreement”) which shall be recorded in the jurisdiction where any such encumbered Hotel is located, which provides that:

A.            This Agreement and any extensions, renewals, replacements or modifications thereto, and all right and interest of Manager in and to such Hotel, shall be subject and subordinate to the Mortgage; and

B.             If there is a foreclosure of a Mortgage in connection with which title or possession of such Hotel is transferred to the Mortgagee (or its designee) or to a purchaser at foreclosure or to a subsequent purchaser from the Mortgagee (or from its designee) (each of the foregoing, a “Subsequent Holder”), Manager shall not be disturbed in its rights under this Agreement, so long as (a) no Manager Event of Default (beyond the applicable notice and cure period, if any) has occurred thereunder which entitles the applicable Owner to terminate this Agreement, and (b) the applicable Lease has not been terminated as a result of a monetary default which arises from acts or failure to act by Manager pursuant to this Agreement, provided, however, that such Subsequent Holder shall not be (a) liable in any way to Manager for any act or omission, neglect or default of the prior Landlord or Owner (b) responsible for any monies owing or on deposit with any prior Landlord or Owner to the credit of Manager (except to the extent actually paid or delivered to such Subsequent Holder), (c) subject to any counterclaim or setoff which theretofore accrued to Manager against any prior Landlord or Owner, (d) bound by any modification of this Agreement subsequent to such Mortgage which was not approved by the Mortgagee, (e) liable to Manager or beyond such Subsequent Holder’s interest in such Hotel and the rents, income, receipts, revenues, issues and profits issuing from such Hotel, or (f) required to remove any Person occupying such Hotel or any part thereof, except if such person claims by, through or under such Subsequent Holder. If a Lease is terminated as a result of a non-monetary default which was not caused by a Manager Event of Default pursuant to the terms of this Agreement or such Subsequent Holder succeeds to the interest of the applicable Owner thereunder, the Mortgagee or Subsequent Holder, as applicable, and Manager shall agree that the applicable Hotel will continue to be subject to this Agreement or a stand-alone agreement with respect to such Hotel on substantially the same terms and provisions as this Agreement (but neither the Mortgagee nor Subsequent Holder will be responsible to pay past due amounts hereunder).

Article IX
DEFAULTS

9.01         Manager Events of Default. Each of the following shall constitute a “Manager Event of Default”:

A.            The filing by Manager of a voluntary petition in bankruptcy or insolvency or a petition for reorganization under any bankruptcy law, or the admission by Manager that it is unable to pay its debts as they become due, or the institution of any proceeding by Manager for its dissolution or termination.

B.             The consent by Manager to an involuntary petition in bankruptcy or the failure to vacate, within ninety (90) days from the date of entry thereof, any order approving an involuntary petition by Manager.

C.             The entering of an order, judgment or decree by any court of competent jurisdiction, on the application of a creditor, adjudicating Manager as bankrupt or insolvent or approving a petition seeking reorganization or appointing a receiver, trustee, or liquidator of all or a substantial part of Manager’s assets, and such order, judgment or decree’s continuing unstayed and in effect for an aggregate of sixty (60) days (whether or not consecutive).

D.            At any Owner’s election, the failure of Manager to make any payment required to be made in accordance with the terms of this Agreement on or before the date due, which failure continues for five (5) Business Days after notice from such Owner.

E.             At any Owner’s election, the failure of Manager to perform, keep or fulfill any of the other covenants, undertakings, obligations or conditions set forth in this Agreement on or before the date required for the same, which failure continues for thirty (30) days after notice from such Owner, or, if the Manager Event of Default is susceptible of cure, but such cure cannot be accomplished within such thirty (30) day period, if Manager fails to commence the cure of such Manager Event of Default within fifteen (15) days of such notice or thereafter fails to diligently pursue such efforts to completion, provided in no event shall such additional time exceed ninety (90) days.

F.             At any Owner’s election, the failure of Manager to maintain insurance coverages required to be maintained by Manager under Article VI, which failure continues for five (5) Business Days after notice from such Owner (except that no notice shall be required if any such insurance coverage shall have lapsed).

9.02         Remedies for Manager Events of Default.

A.            In the event of a Manager Event of Default, each applicable Owner shall have the right to: (1) terminate this Agreement with respect to one or more of its Hotels by notice to Manager, which termination shall be effective as of the date set forth in the notice, which shall be at least thirty (30) days after the date of the notice; (2) institute any and all proceedings permitted by law or equity, including, without limitation, actions for specific performance and/or damages; or (3) avail itself of any remedy described in this Section 9.02; provided, however, to the extent a Manager Event of Default pursuant to Section 9.01.D, 9.01.E, or 9.01.F does not affect all of the Hotels, each affected Owner shall only have the right to terminate this Agreement with respect to one or more of the affected Hotels.

B.             None of (i) the termination of this Agreement in connection with a Manager Event of Default, (ii) the repossession of any Hotel or any portion thereof, (iii) the failure of any Owner to engage a replacement manager, nor (iv) the engagement of any replacement manager for all or any portion of any Hotel, shall relieve Manager of its liability and obligations hereunder, all of which shall survive any such termination, repossession or engagement. In the event of any termination of this Agreement as a result of a Manager Event of Default, Manager shall forthwith pay to the applicable Owner all amounts due and payable through and including the date of such termination. Thereafter, Manager shall be liable to such Owner for, and shall pay to such Owner, as current damages, the amounts which such Owner would have received hereunder for the remainder of the Term (including any Renewal Terms) with respect to all affected Hotels had such termination not occurred, less the net amounts, if any, received from a replacement manager, after deducting all reasonable expenses in connection with engaging such replacement, including, all repossession costs, brokerage commissions, legal expenses, attorneys’ fees, advertising, expenses of employees, alteration costs and expenses of preparation for such engagement and in the case of Owner’s Priority and Owner’s Residual Payment, calculated based upon the average of each of such payments made in each of the three (3) calendar years ended prior to the date of termination. Manager shall pay such current damages to each applicable Owner as soon after the end of each calendar month as practicable to determine the amounts.

C.             At any time after such termination, whether or not any applicable Owner shall have collected any amounts owing and due up to and including the date of termination of this Agreement, as liquidated final damages and in lieu of such Owner’s right to receive any other damages due to the termination of this Agreement, at such Owner’s election, Manager shall pay to such Owner an amount equal to the present value of the payments which have been made to such Owner between the date of termination and the scheduled expiration of the Term (including any Renewal Terms) for the affected Hotels as Owner’s Priority and the Owner’s Residual Payment with respect to the affected Hotels if this Agreement had not been terminated, calculated based upon the average of each of such payments made in each of the three (3) calendar years ended prior to the date of termination, discounted at an annual rate equal to the Discount Rate. Nothing contained in this Agreement shall, however, limit or prejudice the right of any Owner to prove and obtain in proceedings for bankruptcy or insolvency an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater than, equal to, or less than the amount of the loss or damages referred to above.

D.            In case of any Manager Event of Default resulting in Manager being obligated to vacate any Hotel, any applicable Owner may (i) engage a replacement manager for such Hotel or any part or parts thereof, either in the name of such Owner or otherwise, for a term or terms which may at such Owner’s option, be equal to, less than or exceed the period which would otherwise have constituted the balance of the Term (including any Renewal Terms) for the affected Hotels and may grant concessions or other accommodations to the extent that Owner reasonably considers advisable and necessary to engage such replacement manager(s), and (ii) may make such reasonable alterations, repairs and decorations in the Hotels or any portion thereof as such Owner, in its sole and absolute discretion, considers advisable and necessary for the purpose of engaging a replacement manager for any Hotel; and the making of such alterations, repairs and decorations shall not operate or be construed to release Manager from liability hereunder. Subject to the last sentence of this paragraph, no Owner shall in any event be liable in any way whatsoever for any failure to engage a replacement manager for any Hotel, or, in the event a replacement manager is engaged, for failure to collect amounts due such Owner. To the maximum extent permitted by law, Manager hereby expressly waives any and all rights of redemption granted under any present or future laws in the event of Manager being evicted or dispossessed, or in the event of any Owner obtaining possession of any Hotel, by reason of the occurrence and continuation of a Manager Event of Default hereunder. Each Owner covenants and agrees, in the event of any termination of this Agreement as a result of a Manager Event of Default, to use reasonable efforts to mitigate its damages.

E.             Any payments received by any Owner under any of the provisions of this Agreement during the existence or continuance of a Manager Event of Default shall be applied to Manager’s current and past due obligations under this Agreement in such order as such Owner may determine or as may be prescribed by applicable law.

F.             If a Manager Event of Default shall have occurred and be continuing, any Owner, after notice to Manager (which notice shall not be required if such Owner shall reasonably determine immediate action is necessary to protect person or property), without waiving or releasing any obligation of Manager and without waiving or releasing any Manager Event of Default, may (but shall not be obligated to), at any time thereafter, make such payment or perform such act for the account and at the expense of Manager, and may, to the maximum extent permitted by law, enter upon any Hotel or any portion thereof for such purpose and take all such action thereon as, in such Owner’s sole and absolute discretion, may be necessary or appropriate therefor. No such entry shall be deemed an eviction of Manager or result in the termination hereof. All reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by any Owner in connection therewith, together with interest thereon (to the extent permitted by law) at the Overdue Rate from the date such sums are paid by such Owner until repaid, shall be paid by Manager to such Owner, on demand.

9.03         Owner Events of Default. Each of the following shall constitute an “Owner Event of Default” to the extent permitted by applicable law:

A.            The filing by any Owner or SVC of a voluntary petition in bankruptcy or insolvency or a petition for reorganization under any bankruptcy law, or the admission by any Owner that it is unable to pay its debts as they become due, or the institution of any proceeding by any Owner for its dissolution or termination.

B.             The consent by any Owner or SVC to an involuntary petition in bankruptcy or the failure to vacate, within ninety (90) days from the date of entry thereof, any order approving an involuntary petition by any Owner.

C.             The entering of an order, judgment or decree by any court of competent jurisdiction, on the application of a creditor, adjudicating any Owner or SVC as bankrupt or insolvent or approving a petition seeking reorganization or appointing a receiver, trustee, or liquidator of all or a substantial part of any Owner’s or SVC’s assets, and such order, judgment or decree’s continuing unstayed and in effect for an aggregate of sixty (60) days (whether or not consecutive).

D.            At Manager’s option, the failure of any Owner to make any payment required to be made in accordance with the terms of this Agreement on or before the due date, which failure continues for five (5) Business Days after notice from Manager.

E.             At Manager’s option, the failure of any Owner to perform, keep or fulfill any of the other covenants, undertakings, obligations or conditions set forth in this Agreement, which failure continues for thirty (30) days after notice from Manager, or, if the Owner Event of Default is susceptible of cure, but such cure cannot be accomplished within such thirty (30) day period, if the applicable Owner fails to commence the cure of such Owner Event of Default within fifteen (15) days of such notice or thereafter fails to diligently pursue such efforts to completion, provided that in no event shall such additional time exceed ninety (90) days.

F.             The occurrence of an event of default beyond any applicable notice and cure period under any obligation, agreement, instrument or document which is secured in whole or in part by any Owner’s or Landlord’s interest in any Hotel or the acceleration of the indebtedness secured thereby or the commencement of a foreclosure thereunder.

9.04         Remedies for Owner Events of Default.

A.            In the event of an Owner Event of Default, Manager shall have the right to institute any and all proceedings permitted by law or equity, including, without limitation, actions for specific performance and/or damages, provided except as expressly provided in this Agreement, Manager shall have no right to terminate this Agreement by reason of an Owner Event of Default.

B.             Upon the occurrence of an Owner Event of Default pursuant to any of Sections 9.03.A, 9.03.B or 9.03.C, or which arises with respect to a violation by any Owner or Landlord of Section 10.02 with respect to a Sale of a Hotel, Manager shall have, in addition to all other rights and remedies provided for herein, the right to terminate this Agreement with respect to any affected Hotel (it being acknowledged that any such Owner Event of Default caused by SVC shall be deemed to affect all Hotels) by notice to the applicable Owner, which termination shall be effective as of the date set forth in the notice, which shall be at least thirty (30) days after the date of the notice. At any time after such termination, whether or not Manager shall have collected any amounts owing and due up to and including the date of termination of this Agreement, as liquidated final damages and in lieu of Manager’s right to receive any other damages due to the termination of this Agreement with respect to any Hotel, at Manager’s election, such Owner shall pay to Manager the Termination Fee for such Hotel. Nothing contained in this Agreement shall, however, limit or prejudice the right of Manager to prove and obtain in proceedings for bankruptcy or insolvency an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater than, equal to, or less than the amount of the loss or damages referred to above.

Article X
ASSIGNMENT AND SALE

10.01       Assignment.

A.            Except as provided in Section 10.01.B, Manager shall not assign, mortgage, pledge, hypothecate or otherwise transfer its interest in all or any portion of this Agreement or any rights arising under this Agreement or suffer or permit such interests or rights to be assigned, transferred, mortgaged, pledged, hypothecated or encumbered, in whole or in part, whether voluntarily, involuntarily or by operation of law, or permit the use or operation of any Hotel by anyone other than Manager or the applicable Owner. For the purposes of this Section 10.01, an assignment of this Agreement shall be deemed to include a Change of Control.

B.             Notwithstanding Section 10.01.A, Manager shall have the right, without any Owner’s consent, to:

1.              assign this Agreement (whether directly or pursuant to the direct or indirect transfer of interests in Manager) in connection with the sale of all or substantially all of the business and assets of Manager to a third party; provided such third party assumes in writing the obligations of Manager under this Agreement;

2.              assign this Agreement as a result of a Change of Control arising as a result of a transfer or issuance of capital stock of Sonesta Holdco permitted by the Stockholders Agreement;

3.              assign this Agreement to another Subsidiary of Manager; provided such Subsidiary assumes in writing the obligations of Manager under this Agreement; and

4.              sublease or grant concessions or licenses to shops or any other space at any Hotel so long as the terms of any such subleases or concessions do not exceed the Term, provided that (a) such subleases or concessions are for newsstand, gift shop, parking garage, health club, restaurant, bar, commissary, retail, office or rooftop antenna purposes or similar concessions or uses, (b) such subleases are on commercially reasonable terms, and (c) such subleases or concessions will not violate or affect any Legal Requirement or Insurance Requirement, and Manager shall obtain or cause the subtenant to obtain such additional insurance coverage applicable to the activities to be conducted in such subleased space as the applicable Landlord and any applicable Mortgagee may reasonably require.

C.             Notwithstanding Section 10.01.B, Manager may not assign, mortgage, pledge, hypothecate or otherwise transfer its interest in all or any portion of this Agreement to any Person (or any Affiliate of any Person) who (a) does not have sufficient experience to fulfill Manager’s obligations under this Agreement, (b) is known in the community as being of bad moral character, or has been convicted of a felony in any state or federal court, or is in control of or controlled by Persons who have been convicted of felonies in any state or federal court; or (c) is, or has an Affiliate that is, a Specially Designated National or Blocked Person.

D.             No Owner shall assign or transfer its interest in this Agreement without the prior written consent of Manager; provided, however, each Owner shall have the right without such consent to assign its interest in this Agreement in whole or in part hereunder (1) in connection with a Sale of a Hotel which complies with the provisions of Section 10.02, (2) to the applicable Landlord or an Affiliate of such Landlord under the terms of the applicable Lease, (3) to Manager or an Affiliate of Manager, and (4) to an Affiliate of such Owner in a corporate restructuring of such Owner or any of its Affiliates, provided such Affiliate satisfies the criteria of Section 10.02.A.

E.             If any Owner or Manager consents to an assignment of this Agreement by the other, no further assignment shall be made without the express consent in writing of such other party, unless such assignment may otherwise be made without such consent pursuant to the terms of this Agreement. An assignment by any Owner of its interest in this Agreement approved or permitted pursuant to the terms hereof shall relieve such Owner from its obligations under this Agreement arising from and after the effective date of such assignment with respect to any of its obligations so assigned. An assignment by Manager of its interest in this Agreement shall not relieve Manager from its obligations under this Agreement unless such assignment occurs in the context of a sale of all or substantially all of the business of Manager and which is otherwise permitted or approved, if required, pursuant to this Agreement, in which event Manager shall be relieved from such obligations arising from and after the effective date of such assignment.

10.02       Sale of a Hotel.

A.            No Owner or Landlord shall enter into any Sale of a Hotel to any Person (or any Affiliate of any Person) who (a) does not have sufficient financial resources and liquidity to fulfill the applicable Owner’s obligations with respect to such Hotel under this Agreement, or such Landlord’s obligations with respect to such Hotel under the applicable Lease, as the case may be, (b) is known in the community as being of bad moral character, or has been convicted of a felony in any state or federal court, or is in control of or controlled by Persons who have been convicted of felonies in any state or federal court; (c) fails to expressly assume in writing the obligations of the applicable Owner hereunder or the obligations of the applicable Landlord under the applicable Lease, as the case may be, or (d) is, or has an Affiliate that is, a Specially Designated National or Blocked Person.

B.             In connection with any Sale of a Hotel, Manager and the purchaser or its designee shall enter into a new management agreement for such Hotel, which new management agreement will be on all of the terms and conditions of this except that the Initial Term and Renewal Term(s) of any such new management agreement shall consist only of the balance of the Initial Term and Renewal Term(s) remaining under this Agreement for such Hotel at the time of execution of such new management agreement. Such new management agreement shall be executed by Manager and such new Owner at the time of closing of the Sale of such Hotel, and a memorandum of such new management agreement shall be executed by the parties and recorded immediately following recording of the deed or memorandum of lease or assignment and prior to recordation of any other documents.

C.             In the event of a Sale of any Hotel in accordance with this Agreement, this Agreement shall automatically terminate with respect to such Hotel and the parties shall comply with the provisions of this Agreement with respect to termination, including, without limitation, Section 11.09 of this Agreement.

10.03       Amendments of the Leases. No Lease may be amended or modified in any way which would materially reduce Manager’s rights hereunder or impose any material cost, expense or obligation on Manager.

Article XI
MISCELLANEOUS

11.01       Right to Make Agreement. Each party warrants, with respect to itself, that neither the execution of this Agreement nor the finalization of the transactions contemplated hereby shall violate any provision of law or judgment, writ, injunction, order or decree of any court or governmental authority having jurisdiction over it; result in or constitute a breach or default under any indenture, contract, other commitment or restriction to which it is a party or by which it is bound; or require any consent, vote or approval which has not been taken, or at the time of the transaction involved shall not have been given or taken. Each party covenants that it has and will continue to have throughout the Term, the full right to enter into this Agreement and perform its obligations hereunder.

11.02       Actions By Manager. Manager covenants and agrees that it shall not take any action which would be binding upon any Owner or Landlord except to the extent it is permitted to do so pursuant to the terms of this Agreement.

11.03       Relationship. In the performance of this Agreement, Manager shall act solely as an independent contractor. Neither this Agreement nor any agreements, instruments, documents or transactions contemplated hereby shall in any respect be interpreted, deemed or construed as making Manager a partner, joint venturer with, or agent of, any Owner. Each Owner and Manager agrees that neither party will make any contrary assertion, claim or counterclaim in any action, suit, arbitration or other legal proceedings involving such Owner and Manager. Nothing contained herein is intended to, nor shall be construed as, creating any landlord-tenant relationship between Manager and any Owner or between Manager and any Landlord. Each of Manager and each Owner shall prepare and shall cause their Affiliates to prepare their financial statements and tax returns consistent with the foregoing characterization.

11.04       Applicable Law. The Agreement shall be construed under and shall be governed by the laws of the State of Maryland, without regard to its “choice of law” rules.

11.05       Notices. Notices, statements and other communications to be given under the terms of the Agreement shall be in writing and delivered by hand against receipt or sent by e-mail or by Express Mail service or by nationally recognized overnight delivery service, addressed to the parties as follows:

To any Owner:	c/o Service Properties Trust
Two Newton Place
255 Washington Street, Suite 300
Newton, Massachusetts 02458
Attn: President
e-mail: jmurray@rmrgroup.com

To Manager:	Sonesta International Hotels Corporation
Two Newton Place
255 Washington Street
Newton, Massachusetts 02458
Attn: President
e-mail: cflores@sonesta.com

or at such other address as is from time to time designated by the party receiving the notice. Any such notice that is given in accordance herewith shall be deemed received upon confirmation of transmission when sent by e-mail or when delivery is otherwise received or refused, as the case may be.

11.06       Environmental Matters.

A.            Subject to Section 11.06.D, during the Term or at any other time while Manager is in possession of any Hotel, (1) Manager shall not store, spill upon, generate, dispose of or transfer to or from such Hotel any Hazardous Substance, except in compliance with all Legal Requirements, (2) Manager shall maintain such Hotel at all times free of any Hazardous Substance (except in compliance with all Legal Requirements), and (3) Manager (a) upon receipt of notice or knowledge shall promptly notify the applicable Owner and Landlord in writing of any material change in the nature or extent of Hazardous Substances at such Hotel, (b) shall file and transmit to the applicable Owner and Landlord a copy of any Community Right to Know or similar report or notice which is required to be filed by Manager with respect to such Hotel pursuant to Title III of the Superfund Amendments and Reauthorization Act of 1986 or any other Legal Requirements, (c) shall transmit to the applicable Owner and Landlord copies of any citations, orders, notices or other governmental communications received by Manager with respect to Hazardous Substances or environmental compliance (collectively, “Environmental Notice”) with respect to such Hotel, which Environmental Notice requires a written response or any action to be taken and/or if such Environmental Notice gives notice of and/or presents a material risk of any material violation of any Legal Requirement and/or presents a material risk of any material cost, expense, loss or damage (an “Environmental Obligation”), (d) shall observe and comply with all Legal Requirements relating to the use, maintenance and disposal of Hazardous Substances and all orders or directives from any official, court or agency of competent jurisdiction relating to the use, maintenance or disposal or requiring the removal, treatment, containment or other disposition of Hazardous Substances at such Hotel, and (e) shall pay or otherwise dispose of any fine, charge or Imposition related thereto, unless the applicable Owner or Manager shall contest the same in good faith and by appropriate proceedings and the right to use and the value of such Hotel are not materially and adversely affected thereby.

B.            In the event of the discovery of Hazardous Substances other than those maintained in accordance with Legal Requirements on any portion of any Site or in any Hotel during the Term, Manager shall promptly (i) clean up and remove from and about such Hotel all Hazardous Substances thereon in accordance with all applicable Environmental Laws (as defined below), (ii) contain and prevent any further release or threat of release of Hazardous Substances on or about such Hotel, and (iii) use good faith efforts to eliminate any further release or threat of release of Hazardous Substances on or about such Hotel, and (iv) otherwise effect a remediation of the problem in accordance with all applicable federal, state and local statutes, laws, rules and regulations (now or hereafter in effect) dealing with the use, generation, treatment, storage, release, disposal, remediation or abatement of Hazardous Substances (collectively referred to as “Environmental Laws”).

C.            The actual costs incurred or the estimated costs to be incurred with respect to any matter arising under Section 11.06.B together with any costs incurred by any Owner with respect to any judgment or settlement approved by Manager (such approval not to be unreasonably withheld, conditioned or delayed with respect to any third-party claims including, without limitation, claims by the applicable Landlord arising under the applicable Lease) relating to claims arising from the release or threat of release of Hazardous Substances on or about any of the Hotels (including reasonable attorneys’ and consultants’ fees incurred with respect to such matters) are collectively referred to as “Environmental Costs.”

D.            All Environmental Costs shall be deemed repairs and maintenance under Section 5.02 or 5.03 and paid as provided therein, as applicable, for the applicable Hotel; provided, however, that if any of the foregoing costs arise as a result of the gross negligence or willful misconduct of Manager or any employee of Manager, such costs shall be paid by Manager at its sole cost and expense and not as a Deduction, and Manager shall indemnify each Owner for any loss, cost, claim or expense (including reasonable attorneys’ fees) incurred by any Owner in connection therewith. The provisions of this Section 11.06.D shall survive termination.

11.07       Confidentiality. The parties hereto agree that the matters set forth in this Agreement are strictly confidential and each party will make every effort to ensure that the information is not disclosed to any outside person or entities (including the press) without the prior written consent of the other party except as may be appropriate or required by law, including the rules and regulations of the SEC or any stock exchange applicable to any Owner or its Affiliates, in any report, prospectus or other filing made by any Owner or its Affiliates with the SEC or any such stock exchange, or in a press release issued by a party or its Affiliates which is consistent with its investor relations program conducted in the ordinary course, and as may be reasonably necessary to obtain licenses, permits, and other public approvals necessary for the refurbishment or operation of any Hotel, or, subject to Section 4.01.C(2), in connection with financing or proposed financing of any Hotel, a Sale of a Hotel, or a sale of a Controlling Interest in any Owner.

11.08       Projections. Each Owner acknowledges that any written or oral projections, pro formas, or other similar information that has been, prior to execution of this Agreement, or will, during the Term, be provided by Manager, or any Affiliate to such Owner is for information purposes only and that Manager and any such Affiliate do not guarantee that any Hotel will achieve the results set forth in any such projections, pro formas, or other similar information. Any such projections, pro formas, or other similar information are based on assumptions and estimates, and unanticipated events may occur subsequent to the date of preparation of such projections, pro formas, and other similar information. Therefore, the actual results achieved by each Hotel are likely to vary from the estimates contained in any such projections, pro formas, or other similar information and such variations might be material.

11.09       Actions to be Taken Upon Termination. Upon termination of this Agreement with respect to any Hotel:

A.            Manager shall, within ninety (90) days after such termination, prepare and deliver to the applicable Owner a final accounting statement (a “Final Statement”) with respect to such Hotel, consistent with the Annual Operating Statement, along with a statement of any sums due Manager as of the date of termination. Within thirty (30) days of the receipt by the applicable Owner of such Final Statement, the parties will make any adjustments, by cash payment, in the amounts paid or retained as are needed because of the figures set forth in such Final Statement. Any payments shall be made together with interest at the Interest Rate from the date such amounts were due or paid, as the case may be, until paid or repaid. If any dispute shall arise with respect to any Final Statement which cannot be resolved by the parties within the thirty (30) day period, it shall be settled by arbitration; provided, however, that any cash adjustments relating to items which are not in dispute shall be made within the thirty (30) day period. The cost of preparing a Final Statement shall be a Deduction, unless the termination occurs as a result of a Manager Event of Default or an Owner Event of Default, in which case the defaulting party shall pay such cost. Manager and each Owner acknowledge that there may be certain adjustments for which the information will not be available at the time of a Final Statement and the parties agree to readjust such amounts and make the necessary cash adjustments when such information becomes available, provided, however, that all accounts shall be deemed final as of the second (2nd) anniversary of the date of termination.

B.             Manager shall disburse to the applicable Owner all Working Capital for such Hotel (excluding funds to be held in escrow pursuant to Section 11.09.I) remaining after payment of all Deductions and all amounts then payable to Manager or such Owner with respect to such Hotel.

C.             Manager shall make available to the applicable Owner such books and records respecting such Hotel (including those from prior years, subject to Manager’s reasonable records retention policies) as will be needed by such Owner to prepare the accounting statements, in accordance with the Uniform System of Accounts, for such Hotel for the Year in which the termination occurs and for any subsequent Year.

D.             Manager shall (to the extent permitted by law) assign to the applicable Owner or its designee all operating licenses and permits for such Hotel which have been issued in Manager’s name (including liquor and restaurant licenses, if any).

E.             If any Owner does not exercise its right under Section 11.09.G and/or a successor manager is not a franchisee of Manager, Manager shall have the option, to be exercised within thirty (30) days after termination, to purchase at their then book value, any items of Inventories and Fixed Asset Supplies marked with any Trade Name or other trade name, symbol, logo or design of Manager. If Manager does not exercise such option, each Owner agrees that any such items not so purchased will be used exclusively at such Hotel until they are consumed.

F.             Each Owner or its designee shall have the right to operate the improvements on any Site without modifying the architectural design, notwithstanding the fact that such design or certain features thereof may be proprietary to Manager and/or protected by trademarks or service marks held by Manager or an Affiliate, provided that such use shall be confined to such Site. Further, provided that such Hotel then satisfies the System Standards, Manager shall, at the applicable Owner’s sole cost and expense, use commercially reasonable efforts to cooperate with such Owner or its designee in connection with the transfer of management of such Hotel including processing of all applications for licenses, operating permits and other governmental authorizations and the assignment of all contracts entered into by Manager with respect to the use and operation of such Hotel as then operated, but excluding all insurance contracts and multi-property contracts not limited in scope to such Hotel (if applicable) and all contracts with Affiliates of Manager.

G.             Each Owner or its designee shall be entitled (but not obligated) to operate any Hotel under the Trade Names for such Hotel for a period of one (1) year following termination in consideration for which such Owner or its designee shall pay the then standard franchise fees of Manager and its Affiliates and shall comply with the other applicable terms and conditions of the form of franchise agreement then being entered into and Manager will continue to provide services to such Hotel including, reservations and communication services; provided, however, that all such services shall be provided in accordance with the applicable terms and conditions of the form of franchise agreement.

H.             Any computer software (including upgrades and replacements) at any Hotel owned by Manager, an Affiliate, or the licensor of any of them is proprietary to Manager, such Affiliate, or the licensor of any of them and shall in all events remain the exclusive property of Manager, the Affiliate or the licensor of any of them, as the case may be, and nothing contained in this Agreement shall confer on any Owner the right to use any of such software. Manager shall have the right to remove from any Hotel without compensation to the applicable Owner any computer software (including upgrades and replacements), including, without limitation, the System software, owned by Manager, any Affiliate or the licensor of any of them and any computer equipment utilized as part of a centralized reservation system or owned by a party other than such Owner.

I.              If this Agreement is terminated with respect to any Hotel for any reason other than by reason of a Manager Event Default, and excluding a termination as a result of the expiration of the Term, an escrow fund shall be established from Gross Revenues of such Hotel to reimburse Manager for all reasonable costs and expenses incurred by Manager in terminating its employees at such Hotel, such as severance pay, unemployment compensation, employment relocation, and other employee liability costs arising out of the termination of employment of such employees. If such Gross Revenues are insufficient to meet the requirements of such escrow fund, then Manager shall have the right to withdraw the amount of such expenses from Working Capital or any other funds of Owner with respect to such Hotel held by or under the control of Manager. Owner or its designee shall have the right to offer employment to any employee whom Manager proposes to terminate and Manager shall cooperate with Owner in connection therewith.

J.              Manager shall peacefully vacate and surrender such Hotel to the applicable Owner.

The provisions of this Section 11.09 shall survive termination.

11.10       Trademarks, Trade Names and Service Marks. The names “Sonesta,” “Royal Sonesta,” “Sonesta Suites,” “Sonesta ES Suites,” “Sonesta Simply Suites,” “Sonesta Resorts” and “Sonesta Select” (each of the foregoing names, together with any future brand names that may be developed by Manager or its Affiliates and/or any combination thereof, collectively, the “Trade Names”) when used alone or in connection with another word or words, and the Sonesta trademarks, service marks, other trade names, symbols, logos and designs shall in all events remain the exclusive property of Manager and except as provided in Section 11.09.E and 11.09.G, nothing contained in this Agreement shall confer on any Owner the right to use any of the Trade Names, or the Sonesta trademarks, service marks, other trade names, symbols, logos or designs affiliated or used therewith. Except as provided in Section 11.09.E and 11.09.G, upon termination of this Agreement with respect to any Hotel, any use of any of the Trade Names, or any of the Sonesta trademarks, service marks, other trade names, symbols, logos or designs at such Hotel shall cease and the applicable Owner shall promptly remove from such Hotel any signs or similar items which contain any of the Trade Names, trademarks, service marks, other trade names, symbols, logos or designs. If such Owner has not removed such signs or similar items within ten (10) Business Days, Manager shall have the right to do so. The cost of such removal shall be a Deduction. Included under the terms of this Section 11.10 are all trademarks, service marks, trade names, symbols, logos or designs used in conjunction with each Hotel, including restaurant names, lounge names, etc., whether or not the marks contain the “Sonesta” name. The right to use such trademarks, service marks, trade names, symbols, logos or designs belongs exclusively to Manager, and the use thereof inures to the benefit of Manager whether or not the same are registered and regardless of the source of the same. The provisions of this Section 11.10 shall survive termination.

11.11       Waiver. The failure of either party to insist upon a strict performance of any of the terms or provisions of the Agreement, or to exercise any option, right or remedy contained in this Agreement, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect. No waiver by either party of any term or provision hereof shall be deemed to have been made unless expressed in writing and signed by such party.

11.12       Partial Invalidity. If any portion of this Agreement shall be declared invalid by order, decree or judgment of a court, or otherwise, this Agreement shall be construed as if such portion had not been so inserted except when such construction would operate as an undue hardship on Manager or any Owner or constitute a substantial deviation from the general intent and purpose of the parties as reflected in this Agreement.

11.13       Survival. Except as otherwise specifically provided herein, the rights and obligations of the parties herein shall not survive any termination of this Agreement.

11.14       Negotiation of Agreement. Manager and each Owner is a business entity having substantial experience with the subject matter of this Agreement and has fully participated in the negotiation and drafting of this Agreement. Accordingly, this Agreement shall be construed without regard to the rule that ambiguities in a document are to be construed against the draftsman. No inferences shall be drawn from the fact that the final, duly executed Agreement differs in any respect from any previous draft hereof.

11.15       Entire Agreement. This Agreement, together with any other agreements or writings signed by the parties that expressly state they are supplemental to, or supersede any provision of, this Agreement, and together with any instruments to be executed and delivered pursuant to this Agreement, constitutes the entire agreement between the parties as of the Effective Date and supersedes all prior understandings and writings, and may be changed only by a writing signed by the parties hereto. For the avoidance of doubt, the Prior Management Agreements shall continue to govern the rights and obligations of the parties thereto with respect to periods prior to the Effective Date, and this Agreement shall govern the rights and obligations of the parties hereto with respect to periods from and after the Effective Date.

11.16       Affiliates. Manager shall be entitled to contract with companies that are Affiliates (or companies in which Manager has an ownership interest if such interest is not sufficient to make such a company an Affiliate) to provide goods and/or services to any Hotel provided that the prices and/or terms for such goods and/or services are competitive. Additionally, Manager may contract for the purchase of goods and services for any Hotel with third parties that have other contractual relationships with Manager and its Affiliates, so long as the prices and terms are competitive. In determining whether such prices and/or terms are competitive, they will be compared to the prices and/or terms which would be available from reputable and qualified parties for goods and/or services of similar quality, and the goods and/or services which are being purchased shall be grouped in reasonable categories, rather than being compared item by item. Any dispute as to whether prices and/or terms are competitive shall be settled by arbitration. The prices paid may include overhead and the allowance of a reasonable return to Manager’s Affiliates (or companies in which Manager has an ownership interest if such interest is not sufficient to make such a company an Affiliate), provided that such prices are competitive. Each Owner acknowledges and agrees that, with respect to any purchases of goods and/or services pursuant to this Section 11.16, Manager’s Affiliates may retain for their own benefit any allowances, credits, rebates, commissions and discounts received with respect to any such purchases.

11.17       Disputes.

A.            Any disputes, claims or controversies arising out of or relating to this Agreement, including any disputes, claims or controversies brought by or on behalf of a party hereto, a direct or indirect parent of a party, or any holder of equity interests (which, for purposes of this Section 11.17, shall mean any holder of record or beneficial owner of any equity interests, or any former holder of record or beneficial owner of equity interests) of a party, either on its own behalf, on behalf of a party or on behalf of any series or class of equity interests of a party or holders of any equity interests of a party against a party, or any of their respective trustees, directors, members, officers, managers (including The RMR Group LLC or its parent and their respective successor), agents or employees, including any disputes, claims or controversies relating to the meaning, interpretation, effect, validity, performance, application or enforcement of this Agreement, including the agreements set forth in this Section 11.17 or the governing documents of a party (all of which are referred to as “Disputes”), or relating in any way to such a Dispute or Disputes shall, on the demand of any party to such Dispute or Disputes be resolved through binding and final arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (the “AAA”) then in effect, except as those Rules may be modified in this Section 11.17. For the avoidance of doubt, and not as a limitation, Disputes are intended to include derivative actions against the trustees, directors, officers or managers of a party and class actions by a holder of equity interests against those Persons and a party. For the avoidance of doubt, a Dispute shall include a Dispute made derivatively on behalf of one party against another party.

B.             There shall be three (3) arbitrators. If there are only two (2) parties to the Dispute, each party shall select one (1) arbitrator within fifteen (15) days after receipt by respondent of a copy of a demand for arbitration. Such arbitrators may be affiliated or interested persons of such parties. If there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, shall each select, by the vote of a majority of the claimants or the respondents, as the case may be, one (1) arbitrator within fifteen (15) days after receipt of a demand for arbitration. Such arbitrators may be affiliated or interested persons of the claimants or the respondents, as the case may be. If either a claimant (or all claimants) or a respondent (or all respondents) fail(s) to timely select an arbitrator, then the party (or parties) who has selected an arbitrator may request the AAA to provide a list of three (3) proposed arbitrators in accordance with the Rules (each of whom shall be neutral, impartial and unaffiliated with any party) and the party (or parties) that failed to timely appoint an arbitrator shall have ten (10) days from the date the AAA provides such list to select one (1) of the three (3) arbitrators proposed by the AAA. If the party (or parties) fail(s) to select the second (2nd) arbitrator by that time, the party (or parties) who have appointed the first (1st) arbitrator shall then have ten (10) days to select one (1) of the three (3) arbitrators proposed by the AAA to be the second (2nd) arbitrator; and, if they should fail to select the second (2nd) arbitrator by such time, the AAA shall select, within fifteen (15) days thereafter, one (1) of the three (3) arbitrators it had proposed as the second (2nd) arbitrator. The two (2) arbitrators so appointed shall jointly appoint the third (3rd) and presiding arbitrator (who shall be neutral, impartial and unaffiliated with any party) within fifteen (15) days of the appointment of the second (2nd) arbitrator. If the third (3rd) arbitrator has not been appointed within the time limit specified herein, then the AAA shall provide a list of proposed arbitrators in accordance with the Rules, and the arbitrator shall be appointed by the AAA in accordance with a listing, striking and ranking procedure, with each party having a limited number of strikes, excluding strikes for cause.

C.             Any arbitration hearings shall be held in Boston, Massachusetts, unless otherwise agreed by the parties, but the seat of arbitration shall be Maryland.

D.            There shall be only limited documentary discovery of documents directly related to the issues in dispute, as may be ordered by the arbitrators. For the avoidance of doubt, it is intended that there shall be no depositions and no other discovery other than limited documentary discovery as described in the preceding sentence.

E.             In rendering an award or decision (an “Arbitration Award”), the arbitrators shall be required to follow the laws of the State of Maryland, without regard to principles of conflicts of law. Any arbitration proceedings or Arbitration Award rendered hereunder and the validity, effect and interpretation of the agreements set forth in this Section 11.17 shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq. An Arbitration Award shall be in writing and may, but shall not be required to, briefly state the findings of fact and conclusions of law on which it is based. Any monetary Arbitration Award shall be made and payable in U.S. dollars free of any tax, deduction or offset. Subject to Section 11.17.H., each party against which an Arbitration Award assesses a monetary obligation shall pay that obligation on or before the thirtieth (30th) day following the date of such Arbitration Award or such other date as such Arbitration Award may provide.

F.             Except to the extent expressly provided by this Agreement or as otherwise agreed by the parties thereto, to the maximum extent permitted by Maryland law, each party involved in a Dispute shall bear its own costs and expenses (including attorneys’ fees), and the arbitrators shall not render an Arbitration Award that would include shifting of any such costs or expenses (including attorneys’ fees) or, in a derivative case or class action, award any portion of a party’s Arbitration Award to the claimant or the claimant’s attorneys. Each party (or, if there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, respectively) shall bear the costs and expenses of its (or their) selected arbitrator and the parties (or, if there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand) shall equally bear the costs and expenses of the third (3rd) appointed arbitrator.

G.             Notwithstanding any language to the contrary in this Agreement, any Arbitration Award, including but not limited to any interim Arbitration Award, may be appealed pursuant to the AAA’s Optional Appellate Arbitration Rules (“Appellate Rules”). An Arbitration Award shall not be considered final until after the time for filing the notice of appeal pursuant to the Appellate Rules has expired. Appeals must be initiated within thirty (30) days of receipt of an Arbitration Award by filing a notice of appeal with any AAA office. Following the appeal process, the decision rendered by the appeal tribunal may be entered in any court having jurisdiction thereof. For the avoidance of doubt, and despite any contrary provision of the Appellate Rules, Section 11.17 shall apply to any appeal pursuant to this Section 11.17 and the appeal tribunal shall not render an Arbitration Award that would include shifting of any costs or expenses (including attorneys’ fees) of any party.

H.            Following the expiration of the time for filing the notice of appeal, or the conclusion of the appeal process set forth in Section 11.17, an Arbitration Award shall be final and binding upon the parties thereto and shall be the sole and exclusive remedy between those parties relating to the Dispute, including any claims, counterclaims, issues or accounting presented to the arbitrators. Judgment upon an Arbitration Award may be entered in any court having jurisdiction. To the fullest extent permitted by law, no application or appeal to any court of competent jurisdiction may be made in connection with any question of law arising in the course of arbitration or with respect to any Arbitration Award made, except for actions relating to enforcement of the agreements set forth in this Section 11.17 or any arbitral award issued hereunder and except for actions seeking interim or other provisional relief in aid of arbitration proceedings in any court of competent jurisdiction.

I.              This Section 11.17 is intended to benefit and be enforceable by the parties hereto and their respective shareholders, stockholders, members, beneficial interest owners, direct and indirect parents, trustees, directors, officers, managers (including The RMR Group LLC or its parent and their respective successor), members, agents or employees and their respective successors and assigns and shall be binding on the parties and such Persons and be in addition to, and not in substitution for, any other rights to indemnification or contribution that such Persons may have by contract or otherwise.

11.18       Permitted Contests. Manager shall have the right to contest the amount or validity of any Imposition, Legal Requirement, Insurance Requirement, lien, attachment, levy, encumbrance, charge or claim (collectively, “Claims”) as to any Hotel, by appropriate legal proceedings, conducted in good faith and with due diligence, provided that (a) such contest shall not cause the applicable Landlord or Owner to be in default under any Mortgage or reasonably be expected to result in a lien attaching to such Hotel, unless such lien is fully bonded or otherwise secured to the reasonable satisfaction of such Landlord, (b) no part of such Hotel nor any Gross Revenues therefrom shall be in any immediate danger of sale, forfeiture, attachment or loss, and (c) Manager shall indemnify and hold harmless the applicable Owner and Landlord from and against any cost, claim, damage, penalty or reasonable expense, including reasonable attorneys’ fees, incurred by such Owner or Landlord in connection therewith or as a result thereof. The applicable Owner and Landlord shall sign all required applications and otherwise cooperate with Manager in expediting the matter, provided that no Owner or Landlord shall thereby be subjected to any liability therefor (including, without limitation, for the payment of any costs or expenses in connection therewith), and any such costs or expenses incurred in connection therewith shall be paid as a Deduction. Each Landlord shall agree to join in any such proceedings if required legally to prosecute such contest, provided that such Landlord shall not thereby be subjected to any liability therefor (including, without limitation, for the payment of any costs or expenses in connection therewith) and Manager agrees by agreement in form and substance reasonably satisfactory to such Landlord, to assume and indemnify such Landlord. Any amounts paid under any such indemnity of Manager to any Owner or Landlord shall be a Deduction. Any refund of any Claims and such charges and penalties or interest thereon shall be paid to Manager and included in Gross Revenues for the applicable Hotel.

11.19      Estoppel Certificates. Each party to this Agreement shall at any time and from time to time, upon not less than thirty (30) days’ prior notice from the other party, execute, acknowledge and deliver to such other party, or to any third party specified by such other party, a statement in writing: (a) certifying that this Agreement is unmodified and in full force and effect (or if there have been modifications, that the same, as modified, is in full force and effect and stating the modifications); (b) stating whether or not to the best knowledge of the certifying party (i) there is a continuing default by the non-certifying party in the performance or observance of any covenant, agreement or condition contained in this Agreement, or (ii) there shall have occurred any event which, with the giving of notice or passage of time or both, would become such a default, and, if so, specifying each such default or occurrence of which the certifying party may have knowledge; (c) stating the date to which distributions of Operating Profit for each Hotel have been made; and (d) stating such other information as the non-certifying party may reasonably request. Such statement shall be binding upon the certifying party and may be relied upon by the non-certifying party and/or such third party specified by the non-certifying party as aforesaid, including, without limitation its lenders and any prospective purchaser or mortgagee of any Hotel or the leasehold estate created by any Lease. Upon termination, each party shall, on request, within the time period described above, execute and deliver to the non-certifying party and to any such third party a statement certifying that this Agreement has been terminated.

11.20      Indemnification. Notwithstanding the existence of any insurance provided for herein and without regard to the policy limits of any such insurance, Manager shall protect, indemnify and hold harmless each Owner and Landlord for, from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and reasonable expenses (including, without limitation, reasonable attorneys’ fees), to the maximum extent permitted by law, imposed upon or incurred by or asserted against such Owner or Landlord by reason of: (a) any accident, injury to or death of persons or loss of or damage to property occurring on or about any Hotel or adjoining sidewalks or rights of way under Manager’s control, (b) any use, misuse, non-use, condition, management, maintenance or repair by Manager or anyone claiming under Manager of any Hotel or any Owner’s Personal Property or any litigation, proceeding or claim by governmental entities or other third parties to which such Owner or Landlord is made a party or participant relating to any Hotel or such Owner’s Personal Property or such use, misuse, non-use, condition, management, maintenance, or repair thereof including, failure to perform obligations (other than Condemnation proceedings) to which such Owner or Landlord is made a party, (c) any Impositions that are the obligations of Manager to pay pursuant to the applicable provisions of this Agreement, and (d) infringement and other claims relating to the propriety marks of Manager or its Affiliates; provided, however, that Manager’s obligations hereunder shall not apply to any liability, obligation, claim, damage, penalty, cause of action, cost or expense to the extent the same arises from any negligence or willful misconduct of any Owner or Landlord or their respective employees, agents or invitees. Manager, at its expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against any Owner or Landlord (but shall not be responsible for any duplicative attorneys’ fees incurred by any Owner or Landlord) or may compromise or otherwise dispose of the same, with such Owner’s or Landlord’s, as appropriate, prior written consent (which consent may not be unreasonably withheld or delayed). If any Owner or Landlord unreasonably delays or withholds consent, Manager shall not be liable under this Section 11.20 for any incremental increase in costs or expenses resulting therefrom. The obligations of Manager under this Section 11.20 shall not be applicable to Environmental Costs with respect to which a specific indemnity is provided in Section 11.06.D, to the extent addressed therein. The obligations under this Section 11.20 shall survive termination.

11.21      Remedies Cumulative. To the maximum extent permitted by law, each legal, equitable or contractual right, power and remedy of any Owner or Manager, now or hereafter provided either in this Agreement or by statute or otherwise, shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by any Owner or Manager of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by any Owner or Manager of any or all of such rights, powers and remedies.

11.22      Amendments and Modifications. This Agreement shall not be modified or amended except in writing signed by each Owner and Manager.

11.23      Claims; Binding Effect; Time of the Essence; Nonrecourse. Anything contained in this Agreement to the contrary notwithstanding, all claims against, and liabilities of, Manager or any Owner arising prior to any date of termination of this Agreement shall survive such termination. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Time is of the essence with respect to the exercise of any rights of Manager, any Owner or any Landlord under this Agreement. Nothing contained in this Agreement shall be construed to create or impose any liabilities or obligations and no such liabilities or obligations shall be imposed on any of the equityholders, beneficial owners, direct or indirect, officers, directors, trustees, employees or agents of any Owner or Landlord or their respective Affiliates or Manager or its Affiliates for the payment or performance of the obligations or liabilities of any Owner, Landlord or Manager, as applicable.

11.24      Counterparts; Headings. This Agreement may be executed in two (2) or more counterparts, each of which shall constitute an original, but which, when taken together, shall constitute but one instrument and shall become effective as of the date hereof when copies hereof, which, when taken together, bear the signatures of each of the parties hereto shall have been signed. Headings in this Agreement are for purposes of reference only and shall not limit or affect the meaning of the provisions hereof.

11.25      No Political Contributions. Notwithstanding any provision in this Agreement to the contrary, no money or property of any Hotel shall be paid or used or offered, nor shall any Owner or Manager directly or indirectly use or offer, consent or agree to use or offer, any money or property of any Hotel (a) in aid of any political party, committee or organization, (b) in aid of any corporation, joint stock or other association organized or maintained for political purposes, (c) in aid of any candidate for political office or nomination for such office, (d) in connection with any election, (e) for any political purpose whatever, or (f) for the reimbursement or indemnification of any person for any money or property so used.

11.26      REIT Qualification.

A.            Manager shall take all commercially reasonable actions reasonably requested by any Owner or Landlord for the purpose of qualifying any Landlord’s rental income from such Owner under its Lease as “rents from real property” pursuant to Sections 856(d)(2), 856(d)(8)(B) and 856(d)(9) of the Code, including but not limited to any action requested to maintain: (1) Manager’s continued qualification as an “eligible independent contractor” (as defined in Section 856(d)(9)(A) of the Code) with respect to SVC, and (2) each Hotel’s continued treatment as a “qualified lodging facility” (as defined in Section 856(d)(9)(D) of the Code). Manager shall not be liable if such reasonably requested actions, once implemented, fail to have the desired result of qualifying any Landlord’s rental income from any Owner under its Lease as “rents from real property” pursuant to Sections 856(d)(2), 856(d)(8)(B) and 856(d)(9) of the Code. This Section 11.26.A shall not apply in situations where an Adverse Regulatory Event has occurred; instead, Section 11.27 shall apply.

B.            If any Owner or Landlord wishes to invoke the terms of Section 11.26.A., such Owner or Landlord (as appropriate) shall contact Manager and the parties shall meet with each other to discuss the relevant issues and to develop a mutually-agreed upon plan for implementing such reasonably requested actions.

C.          Any additional out-of-pocket costs or expenses incurred by Manager in complying with such a request shall be borne by the applicable Owner (and shall not be a Deduction). Such Owner shall reimburse Manager for such expense or cost promptly, but not later than five (5) Business Days after such expense or cost is incurred.

D.          Manager shall not authorize any wagering activities to be conducted at or in connection with any Hotel, and Manager shall use commercially reasonable efforts to achieve the goal of having at least one-half of the Guest Rooms in each Hotel being used on a transient basis and the goal of having no Hotel amenities and facilities that are not customary for similarly situated properties.

11.27      Adverse Regulatory Event. In the event of an Adverse Regulatory Event arising from or in connection with this Agreement, each Owner and Manager shall work together in good faith to amend this Agreement to eliminate the impact of such Adverse Regulatory Event. For purposes of this Agreement, the term “Adverse Regulatory Event” means any time that a law, statute, ordinance, code, rule or regulation imposes upon any Owner (or could impose upon such Owner in such Owner’s reasonable opinion), any material threat to any Landlord’s or any Landlord’s Affiliate’s status as a “real estate investment trust” under the Code or to the treatment of amounts paid to such Landlord as “rents from real property” under Section 856(d) of the Code. Each of Manager and each Owner shall inform the other of any Adverse Regulatory Event of which it is aware and which it believes likely to impair compliance of any Hotel with respect to the aforementioned sections of the Code.

11.28      Tax Matters. Manager will prepare or cause to be prepared all tax returns required in the operation of each Hotel, which include payroll, sales and use tax returns, personal property tax returns and business, professional and occupational license tax returns. Manager shall timely file or cause to be filed such returns as required by the State; provided that, each applicable Owner shall promptly provide all relevant information to Manager upon request, and any late fees or penalties resulting from delays caused by such Owner shall be borne by such Owner. Manager shall not be responsible for the preparation of any Landlord’s or Owner’s federal or state income tax returns, provided Manager shall cooperate fully with each Owner and Landlord as may be necessary to enable such Owner or Landlord to file such federal or state income tax returns, including by preparing data reasonably requested by such Owner or Landlord and submitting it to such Owner or Landlord, as applicable, as soon as reasonably practicable following such request.

11.29      Third Party Beneficiaries. The terms and conditions of this Agreement shall inure to the benefit of, and be binding upon, the respective successors, heirs, legal representatives or permitted assigns of each of the parties hereto and except for each Landlord and SVC, which are intended third party beneficiaries, no Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

11.30      Trade Area Restriction.

A.                During the Trade Area Restriction Period, without the applicable Owner’s prior consent, which consent shall not be unreasonably withheld, neither Manager nor any Affiliate of Manager shall acquire, develop, lease, manage, open, operate or own any hotel within the same Brand Segment as any Hotel within the Restricted Trade Area for such Hotel, nor shall Manager or any Affiliate of Manager franchise or authorize any third party to develop, open or operate any hotel within the same Brand Segment as any Hotel within the Restricted Trade Area for such Hotel, unless such hotel (a) is owned or leased by an Owner or its Affiliate or (b) is franchised, leased, managed, owned, operated or under development on the Effective Date.

B.                 For purposes of this Section 11.30, the Brands listed below shall be considered part of the corresponding Brand Segment for such Brand set forth in the table below:

Brand	Brand Segment
Royal Sonesta	Upper Upscale Full Service
Sonesta	Upscale Full Service
Sonesta Select	Upscale Select Service
Sonesta ES Suties	Upper or Upper Midscale Extended Stay
Sonesta Simply Suites	Midscale Extended Stay

Article XII
DEFINITION OF TERMS; CONSTRUCTION

12.01      Definition of Terms. The following terms when used in this Agreement and the Addenda attached hereto shall have the meanings indicated:

“AAA” has the meaning ascribed to such term in Section 11.17.

“Additional Manager Advances” means advances by Manager under Sections 4.05 and 5.06, together with simple interest at the rate of nine percent (9%) per annum on the outstanding balance thereof from time to time.

“Additional Invested Capital” means, with respect to each Hotel, the sum of any amounts paid after the Effective Date by (a) the applicable Landlord pursuant to Sections 5.1.2(b), 10.2.3 or 11.2 of the applicable Lease or, (b) the applicable Owner pursuant to Section 5.04 or Section 5.06 or pursuant to Section 6.04 or Section 6.07 in excess of the insurance proceeds or Award, as the case may be.

“Additional Working Capital” has the meaning ascribed to such term in Section 4.05.

“Adverse Regulatory Event” has the meaning ascribed to such term in Section 11.27.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, directly or indirectly, of the power: (i) to vote fifty percent (50%) or more of the voting stock or equity interests of such Person; or (ii) to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting stock or equity interests, by contract or otherwise.

“Agreement” means this Amended, Restated and Consolidated Master Management Agreement, as it may be amended from time to time,

“Annual Operating Projection” has the meaning ascribed to such term in Section 4.04.A.

“Annual Operating Statement” has the meaning ascribed to such term in Section 4.01.B.

“Appellate Rules” has the meaning ascribed to such term in Section 11.17.

“Arbitration Award” has the meaning ascribed to such term in Section 11.17.

“Award” has the meaning ascribed to such term in the Leases.

“Base Management Fee” means, with respect to each Hotel, an amount equal to three percent (3%) of Gross Revenues for Full Service Hotels and five percent (5%) of Gross Revenues for Select Service Hotels.

“Building” means, with respect to each Hotel, the building or buildings in which such Hotel is located, together with any related amenities or facilities.

“Business Day” means any day other than Saturday, Sunday, or any other day on which banking institutions in the Commonwealth of Massachusetts are authorized by law or executive action to close.

“Capital Estimate” has the meaning ascribed to such term in Section 5.06.A.

“Capital Statement” has the meaning ascribed to such term in Section 5.07.B.

“Change of Control” means, the acquisition by any Person or Persons acting in concert (excluding Persons who are holders, directly or indirectly, of equity interest in Manager as of the Effective Date or Affiliates or Immediate Family Members of such Persons) of beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of 50% or more, or rights, options or warrants to acquire 50% or more, of the outstanding shares of voting stock or other voting interests of Manager.

“Claims” has the meaning ascribed to such term in Section 11.18.

“Code” means the Internal Revenue Code of 1986.

“Condemnation” means (a) the exercise of any governmental power with respect to any Hotel or any interest therein, whether by legal proceedings or otherwise, by a Condemnor of its power of condemnation, (b) a voluntary sale or transfer of any Hotel or any interest therein, to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending, or (c) a taking or voluntary conveyance of any Hotel or any interest therein, or right accruing thereto or use thereof, as the result or in settlement of any Condemnation or other eminent domain proceeding affecting any Hotel or any interest therein, whether or not the same shall have actually been commenced.

“Condemnor” means any public or quasi-public authority, or private corporation or individual, having the power of Condemnation.

“Controlling Interest” means (i) if the Person is a corporation, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of such Person (through ownership of such shares or by contract), or (ii) if the Person is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the business, management or policies of such Person. “Control”, “Controlling” and “Controlled” have corrective meanings.

“Deduction” has the meaning ascribed to such term in the definition of Operating Profit.

“Discount Rate” means an annual rate of eight percent (8%).

“Disputes” has the meaning ascribed to such term in Section 11.17.

“Effective Date” has the meaning ascribed to such term in the Preamble.

“Environmental Costs” has the meaning ascribed to such term in Section 11.06.C.

“Environmental Laws” has the meaning ascribed to such term in Section 11.06.B.

“Environmental Notice” has the meaning ascribed to such term in Section 11.06.A.

“Environmental Obligation” has the meaning ascribed to such term in Section 11.06.A.

“Existing CC&Rs” has the meaning ascribed to such term in Section 8.02.A.

“FF&E” means, with respect to each Hotel, collectively, all furniture, fixtures and equipment located on or at such Hotel, including without limitation: furnishings, fixtures, decorative items, signage, audio-visual equipment, kitchen equipment and appliances, cabinetry, laundry equipment, housekeeping equipment, telecommunications systems, security systems and front desk and back-of-the house computer equipment; provided, however, that the term “FF&E” shall not include Fixed Asset Supplies or software.

“FF&E Reserve Account” has the meaning ascribed to such term in Section 5.05.A.

“FF&E Reserve Deposit” means, with respect to each Hotel, for each Year or portion thereof, an amount equal to five percent (5%) of Gross Revenues for such Hotel.

“FF&E Reserves” has the meaning ascribed to such term in Section 5.05.A.

“Final Statement” has the meaning ascribed to such term in Section 11.09.A.

“Fixed Asset Supplies” means, with respect to each Hotel, collectively, all items included within “Operating Equipment” under the Uniform System of Accounts that may be consumed in the operation of such Hotel or are not capitalized, including linen, china, glassware, tableware, uniforms, and similar items used in the operation of such Hotel.

“Force Majeure Event” means any of the following events or occurrences (construed narrowly) which, individually or in the aggregate, has a material adverse effect on any Hotel or Hotels or the business conducted thereon or therefrom from and after January 1, 2023: acts of God; natural disasters; acts of government that disproportionately affect the lodging industry and/or the Hotels; strikes or lockouts lasting longer than one month (other than those limited exclusively to a particular Hotel); acts of a public enemy; material disruptions in airline systems lasting longer than one month; acts of terrorism; travel advisories or alerts issued by any state or federal governmental authority or any international agency or body that result in stay at home orders or shelter in place orders lasting longer than one month in any applicable State; blockades, wars, insurrections or riots; epidemics; landslides, fires, explosions, storms and/or floods generally meeting the standard of a natural disaster as opposed to seasonal weather; or other similar causes that are beyond the control of Manager, including any material and adverse changes in travel and lodging market conditions resulting from the foregoing conditions (but excluding changes in economic and market conditions generally).

“Force Majeure Notice” means a written notice delivered by Manager or one or more Owners to the other asserting the commencement, expiration or a change in scope of a Force Majeure Event that affects one or more Hotels.

“Full Service Hotel” means a Hotel designated as a Full Service Hotel on Schedule 1.

“Future CC&Rs” has the meaning ascribed to such term in Section 8.02.A.

“GAAP” means generally accepted accounting principles, consistently applied.

“Government Agencies” means any court, agency, authority, board (including, without limitation, environmental protection, planning and zoning), bureau, commission, department, office or instrumentality of any nature whatsoever of any governmental or quasi-governmental unit of the United States or the State or any county or any political subdivision of any of the foregoing, whether now or hereafter in existence, having jurisdiction over the applicable Owner, Landlord or Hotel.

“Gross Revenues” means, with respect to each Hotel, for any period, all revenues and receipts of every kind derived from operating such Hotel and all departments and parts thereof during such period, including: income (from both cash and credit transactions) after deductions for bad debts and discounts for prompt cash payments and refunds from rental of Guest Rooms and other spaces at such Hotel, telephone charges, stores, offices, exhibit or sales space of every kind; license, lease and concession fees and rentals (not including gross receipts of licensees, lessees and concessionaires); income from vending machines; income from parking; health club membership fees; food and beverage sales; wholesale and retail sales of merchandise; service charges; and proceeds, if any, from business interruption or other loss of income insurance; provided, however, that Gross Revenues shall not include the following: gratuities to employees of such Hotel; federal, state or municipal excise, sales or use taxes or any other taxes collected directly from patrons or guests or included as part of the sales price of any goods or services; proceeds from the sale of FF&E; interest received or accrued with respect to the funds in the operating accounts of such Hotel; any refunds, rebates, discounts and credits of a similar nature, given, paid or returned in the course of obtaining Gross Revenues or components thereof; insurance proceeds (other than proceeds from business interruption or other loss of income insurance); condemnation proceeds (other than for a temporary taking); or any proceeds from any Sale of such Hotel or from the refinancing of any debt encumbering such Hotel but excluding amounts expressly stated in this Agreement not to be included in Gross Revenues.

“Gross Room Revenues” means, with respect to each Hotel, all Gross Revenues attributable to or payable for rental of Guest Rooms at such Hotel, after deductions for bad debts and discounts for prompt cash payments and refunds from rental of such Guest Rooms, including, without limitation, all credit transactions, whether or not collected, but excluding (i) any sales or room taxes collected by Manager for transmittal to the appropriate taxing authority, and (ii) any revenues from sales or rentals of ancillary goods, such as VCR rentals, telephone income and fireplace log sales and sales from in-room service bars. Gross Room Revenues shall also include the proceeds from any business interruption insurance or other loss of income insurance. Gross Room Revenues shall be accounted for in accordance with the Uniform System of Accounts.

“Guest Room” means a lodging unit in a Hotel.

“Hazardous Substances” means any substance:

(i)                 the presence of which requires or may hereafter require notification, investigation or remediation under any federal, state or local statute, regulation, rule, ordinance, order, action or policy; or

(ii)              which is or becomes defined as a “hazardous waste”, “hazardous material”, or “hazardous substance”, “dangerous waste”, “pollutant” or “contaminant” or term of similar import under any present or future federal, state or local statute, regulation, rule or ordinance or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. et seq.) and the Resource Conservation and Recovery Act (42 U.S.C. section 6901 et seq.) and the regulations promulgated thereunder; or

(iii)            which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any governmental authority, agency, department, commission, board, agency or instrumentality of the United States, any state of the United States, or any political subdivision thereof; or

(iv)             the presence of which at any Hotel causes or materially threatens to cause an unlawful nuisance upon such Hotel or to adjacent properties or poses or materially threatens to pose a hazard to such Hotel or to the health or safety of persons on or about such Hotel; or

(v)               without limitation, which is or contains gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds; or

(vi)             without limitation, which is or contains polychlorinated biphenyls (PCBs), asbestos or urea formaldehyde foam insulation; or

(vii)          without limitation, which contains or emits radioactive particles, waves or material; or

(viii)        without limitation, constitutes materials which are now or may hereafter be listed as medical waste pursuant to the Medical Waste Tracking Act of 1988, or analogous state or local laws or regulations or guidelines promulgated thereunder.

“Hotel” means any hotel listed on Schedule 1, including the Building and all other improvements constructed or to be constructed on the parcel or parcels of land on which such Building and improvements is located, and all FF&E installed or located on the Site or in the Building, and all easements or other Owner rights thereto owned by Landlord together with, for purposes of this Agreement, all office equipment, telephone equipment, motor vehicles, and other equipment leased by the applicable Owner, Fixed Asset Supplies and Inventories at such hotel.

“Immediate Family Member” of an individual means any lineal descendant of such individual (including descendants by adoption), the spouse of any such lineal descendant, the estate of such individual or of his or her lineal descendants, or a trust for the principal benefit of one or more of such individual or of his or her lineal descendants (including a trust the principal beneficiary of which is another trust for the principal benefit of one or more such Persons).

“Impositions” has the meaning ascribed to such term in the Leases but shall not include:

1.       Special assessments (regardless of when due or whether they are paid as a lump sum or in installments over time) imposed because of facilities which are constructed by or on behalf of the assessing jurisdiction (for example, roads, sidewalks, sewers, culverts, etc.) which directly benefit the applicable Hotel (regardless of whether or not they also benefit other buildings), which assessments shall be treated as capital costs of construction and not as Deductions; and

2.       Impact fees (regardless of when due or whether they are paid as a lump sum or in installments over time) which are required as a condition to the issuance of site plan approval, zoning variances or building permits, which impact fees shall be treated as capital costs of construction and not as Deductions.

“Incentive Management Fee” means, with respect to each Hotel, for each Year or portion thereof, an amount equal to twenty percent (20%) of Operating Profit remaining after deducting amounts paid or payable in respect of Owner’s Priority, Reimbursable Advances and the FF&E Reserve Deposit for such Hotel for such Year or portion thereof.

“Initial Owner’s Priority” means, with respect to each Hotel, the annual amount set forth as the Initial Owner’s Priority for such Hotel on Schedule 1.

“Initial Term” has the meaning ascribed to such term in Section 2.01.A.

“Interest Rate” means an annual rate of 9%, but not higher than the highest rate permitted by law.

“Insurance Requirements” means, with respect to each Hotel, all terms of any insurance policy required by this Agreement and all requirements of the issuer of any such policy and all orders, rules and regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon such Hotel.

“Inventories” means, with respect to each Hotel, “Inventories” as defined in the Uniform System of Accounts, including provisions in storerooms, refrigerators, pantries and kitchens; beverages in wine cellars and bars; other merchandise intended for sale; fuel; mechanical supplies; stationery; and other expensed supplies and similar items.

“Landlord” means, with respect each Hotel, the Person identified as the Landlord for such Hotel on Schedule 1.

“Lease” and “Leases” have the meanings ascribed to such terms in the Recitals.

“Legal Requirements” means, with respect to each Hotel, collectively, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting such Hotel or the maintenance, construction, alteration or operation thereof, whether now or hereafter enacted or in existence, including, without limitation, (a) all permits, licenses, authorizations, certificates and regulations necessary to operate such Hotel, and (b) all covenants, agreements, restrictions and encumbrances contained in any instruments at any time in force affecting such Hotel which either (i) do not require the approval of Manager, or (ii) have been approved by Manager as required hereby, including those which may (A) require material repairs, modifications or alterations in or to the Hotel or (B) in any way materially and adversely affect the use and enjoyment thereof, but excluding any requirements under Sections 11.26, 11.27 or 11.28, and (c) all valid and lawful requirements of Government Agencies or pertaining to reporting, licensing, permitting, investigation, remediation and removal of underground improvements (including, without limitation, treatment or storage tanks, or water, gas or oil wells), or emissions, discharges, releases or threatened releases of Hazardous Substances, chemical substances, pesticides, petroleum or petroleum products, pollutants, contaminants or hazardous or toxic substances, materials or wastes whether solid, liquid or gaseous in nature, into the environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, underground improvements (including, without limitation, treatment or storage tanks, or water, gas or oil wells), or pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid of gaseous in nature.

“Loyalty Program” means the Sonesta Travel Pass loyalty program or such replacement or successor guest loyalty program as Manager may employ in the future for the hotels in the System.

“Loyalty Program Fee” means an amount per Hotel assessed based on defined costs associated with the Loyalty Program, not greater than one percent (1%) of Gross Room Revenues for such Hotel or such greater amount otherwise mutually agreed upon between the applicable Owner and Manager.

“Major Renovation” means, with respect to any Hotel, a major renovation of that Hotel as identified as such in the approved Capital Estimate for that Hotel.

“Manager” has the meaning ascribed to such term in the Preamble hereto or shall mean any successor or permitted assign, as applicable.

“Manager Event of Default” has the meaning ascribed to such term in Section 9.01.

“Marketing Programs” means advertising, marketing, promotional and public relations programs and campaigns including so-called “frequent stay” rewards program which are intended for the benefit of all hotels in the System.

“Marketing Program Fee” means an amount equal to one percent (1%) of Gross Revenues or an amount otherwise mutually agreed upon between Owner and Manager.

“Monthly Statement” has the meaning ascribed to such term in Section 4.01.A.

“Mortgage” means any mortgage indebtedness obtained by a Landlord to finance one or more of its Hotels, and may take the form of a mortgage, deed of trust or security document customarily in use in the State in which the encumbered Hotel is located.

“Mortgagee” means the holder of any Mortgage.

“Officer’s Certificate” means a certificate executed by an officer of Manager which certifies that with respect to any Annual Operating Statement delivered under Section 4.01.B, the accompanying statement has been properly prepared in accordance with GAAP and fairly presents the financial operations of the applicable Hotel.

“Operating Loss” means, with respect to each Hotel, a negative Operating Profit for such Hotel.

“Operating Profit” means, with respect to each Hotel, the excess of Gross Revenues for such Hotel over the following expenses incurred by Manager in accordance with the Operating Standards and the terms of this Agreement, on behalf of Owner, in operating such Hotel:

1.                  the cost of sales, including, without limitation, compensation, fringe benefits, payroll taxes and other costs related to Hotel employees (the foregoing costs shall not include salaries and other employee costs of executive personnel of Manager who do not work at such Hotel on a regular basis; except that the foregoing costs shall include the allocable portion of the salary and other employee costs of any general manager or other supervisory personnel assigned to a “cluster” of hotels which includes such Hotel);

2.                  departmental expenses incurred at departments within such Hotel; administrative and general expenses incurred for such Hotel; the cost of marketing incurred by such Hotel; advertising and business promotion incurred by such Hotel;

3.                  routine repairs, maintenance and minor alterations for such Hotel under Section 5.02;

4.                  all charges for electricity, power, gas, oil, water and other utilities consumed in the operation of such Hotel;

5.                  the cost of Inventories and Fixed Asset Supplies consumed in the operation of such Hotel;

6.                  lease payments for equipment and other personal property reasonably necessary for the operation of such Hotel and any ground lease payments;

7.                  a reasonable reserve for uncollectible accounts receivable for such Hotel as determined by Manager;

8.                  all costs and fees of independent professionals or other third parties who are retained by Manager to perform services required or permitted hereunder at such Hotel;

9.                  all costs and fees of technical consultants and operational experts who are retained or employed by Manager and/or Affiliates of Manager for specialized services (including, without limitation, quality assurance inspectors) and the cost of attendance by employees of the Hotel at training and manpower development programs sponsored by Manager;

10.              the Base Management Fee, Reservations Fee and Systems Fee for such Hotel;

11.              insurance costs and expenses for coverage required to be maintained under Section 6.01;

12.              taxes, if any, payable by or assessed against Manager related to this Agreement or to Manager’s operation of such Hotel (exclusive of Manager’s income taxes) and all Impositions for such Hotel;

13.              the Marketing Program Fee and the Loyalty Program Fee for such Hotel;

14.              such Hotel’s share of the costs and expenses of participating in programs and activities prescribed for members of the System (including those central or regional services set forth in Section 1.03) to the extent such costs are not paid pursuant to a Marketing Program;

15.              the costs of commercially reasonable efforts of causing such Hotel to be in compliance with each and every provision of the applicable Lease (regardless of whether or not such compliance is a requirement of this Agreement);

16.              such other costs and expenses incurred by Manager to comply with Legal Requirements and Insurance Requirements or are otherwise reasonably necessary for the proper and efficient operation of such Hotel; and

17.              such other costs and expenses paid to the applicable Owner or Landlord pursuant to the Lease or this Agreement, if such costs and expenses would have been a Deduction if paid directly by Manager to a third person in respect of such Hotel (the items above collectively, “Deductions”).

Deductions shall not include (a) payments with respect to items for which Manager has agreed to be liable at its own cost and expense in this Agreement or under any other agreement between Manager and any Owner including indemnities, (b) debt service payments pursuant to any Mortgage, (c) payments pursuant to equipment leases or other forms of financing obtained by any Owner for the FF&E located in or connected with the applicable Hotel, both of which shall be paid or caused to be paid by the applicable Owner, (d) rent payable under the applicable Lease, (e) any reimbursement to Manager for advances Manager makes with respect to the applicable Hotel as permitted hereunder, (f) any Incentive Management Fee, (g) any Procurement and Construction Supervision Fee, or (h) any item specifically stated not to be a Deduction.

“Operating Standards” has the meaning ascribed to such term in Section 1.02.A.

“Overdue Rate” means an annual rate of 12% but not higher than the highest rate permitted by law.

“Owner” and “Owners” have the meaning ascribed to such terms in the Preamble or shall mean any successor or permitted assignee of any such Person, as applicable.

“Owner Advances” has the meaning ascribed to such term in Section 3.02.D.

“Owner Event of Default” has the meaning ascribed to such term in Section 9.03.

“Owner Operating Loss Advance(s)” has the meaning ascribed to such term in Section 4.06.

“Owner’s Personal Property” means, with respect to each Hotel, collectively, all motor vehicles, consumable inventories and supplies, furniture, furnishings, movable walls and partitions, equipment and machinery and all other tangible personal property of the applicable Owner, if any, acquired by such Owner on and after the Effective Date for such Hotel and located at such Hotel or used in such Owner’s business at such Hotel, and all modifications, replacements, alterations and additions to such personal property.

“Owner’s Priority” means, with respect to each Hotel, for each Year or portion thereof during the Term, an annual amount equal to the sum of (a) the Initial Owner’s Priority for such Hotel, plus (b) from and after the date of any disbursement of any Additional Invested Capital by the applicable Owner and/or Landlord for such Hotel, an amount equal to six percent (6%) of such Additional Invested Capital so disbursed.

“Owner’s Priority Threshold” means, with respect to each Hotel, for each Year during the Term, an annual amount equal to seventy-five percent (75%) of the Owner’s Priority for such Hotel for such Year.

“Owner’s Residual Payment” means, with respect to each Hotel, with respect to each Year or portion thereof, an amount equal to Operating Profit for such Hotel remaining after deducting amounts paid or payable in respect of Owner’s Priority, Reimbursable Advances, the FF&E Reserve Deposit and the Incentive Management Fee for such Hotel for such Year.

“Owner Working Capital Advances” means, with respect to each Hotel, the aggregate of all funds remitted by the applicable Owner to Manager as Additional Working Capital for such Hotel.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company partnership or other entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so permits.

“Prior Management Agreement” has the meaning ascribed to such term in the Recitals.

“Procurement and Construction Supervision Fee” means, with respect to each Hotel, an amount equal to three percent (3%) of amounts funded for Routine Capital Replacements less the amounts of any construction supervision (or similar) fees paid to any third party.

“Reimbursable Advances” means, with respect to each Hotel, the amounts paid or payable in respect of Section 3.02.D with respect to such Hotel.

“Renewal Term(s)” has the meaning ascribed to such term in Section 2.01.A.

“Required Renovations” has the meaning ascribed to such term in Section 5.04.

“Reservation Fee” means, with respect to each Hotel, one and one-half percent (1.5%) of Gross Room Revenues for such Hotel.

“Restricted Trade Area” means (a) for any Hotel listed on Schedule 4, the Restricted Trade Area for such Hotel as shown on Schedule 4 and (b) for any other Hotel, the area within a two (2) mile radius of such Hotel.

“Routine Capital Replacements” means, with respect to any Hotel, replacements and renewals of FF&E at that Hotel and such repairs, maintenance, alterations, improvements, renewals and replacements to that Hotel building and its mechanical systems which are classified as capital expenditures under GAAP, but excluding any Major Renovation.

“Rules” has the meaning ascribed to such term in Section 11.17.

“Sale of a Hotel” means any sale, assignment, transfer or other disposition, for value or otherwise, voluntary or involuntary, of the applicable Owner’s leasehold or subleasehold title to a Hotel or the applicable Landlord’s fee or leasehold title to a Hotel, as the case may be. For purposes of this Agreement, a Sale of a Hotel shall also include a lease (or sublease) of all or substantially all of the applicable Owner’s leasehold interest in such Hotel and any sale, assignment, transfer or other disposition, for value or otherwise, voluntary or involuntary, in a single transaction or a series of transactions, of the Controlling Interest in the applicable Owner or Landlord, but shall not include any conveyance which results in SVC continuing to hold a Controlling Interest in the transferee.

“SEC” means the United States Securities and Exchange Commission.

“Select Service Hotel” means a Hotel designated as a Select Service Hotel on Schedule 1.

“Site” means, with respect to each Hotel, the land on which such Hotel is located, together with any related appurtenances.

“Sonesta” means Sonesta International Hotels Corporation, a Maryland corporation.

“Sonesta Holdco” means Sonesta Holdco Corporation, a Maryland corporation, Sonesta’s parent.

“Specially Designated National or Blocked Person” means (a) a person designated by the U.S. Department of Treasury’s Office of Foreign Assets Control, or other governmental entity, from time to time as a “specially designated national or blocked person” or similar status, (b) a person described in Section 1 of U.S. Executive Order 13224 issued on September 23, 2001, or (c) a person otherwise identified by government or legal authority as a person with whom Manager or its Affiliates are prohibited from transacting business. Currently, a listing of such designations and the text of the Executive Order are published under the internet website address www.ustreas.gov/offices/enforcement/ofac.

“State” means, with respect to each Hotel, the commonwealth or state in which such Hotel is located.

“Stockholders Agreement” means that certain Stockholders Agreement dated as of February 27, 2020 by and among Sonesta Holdco, SVC and certain other stockholders of Sonesta Holdco.

“Subordination Agreement” has the meaning ascribed to such term in Section 8.04.

“Subsequent Holder” has the meaning ascribed to such term in Section 8.04.

“SVC” means Service Properties Trust, a Maryland real estate investment trust.

“SVC Change in Control” means (i) a change in the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of SVC, whether through the ownership of voting securities or other beneficial interest, by contract or otherwise, (ii) any transfer of interests or series of transfers of interests in SVC which results in more than 49% of the ownership interests of SVC or the surviving entity, as applicable, being held by any single person or entity or related group of people or entities which does not currently own more than 49% of the interests in SVC or (iii) the termination of The RMR Group LLC as SVC’s business or property manager.

“System” means all hotels which are operated under the Trade Names.

“System Fee” means, with respect to each Hotel, during any Year, an amount equal to one and one-half percent (1.5%) of Gross Revenues for such Hotel.

“System Standards” means the physical standards (for example, quality of the Building, FF&E, and Fixed Asset Supplies, frequency of FF&E replacements, etc.); each of such standards shall be the standard which is generally prevailing or in the process of being implemented at other hotels in the System, on a fair and consistent basis with other hotels in the System; provided, however, that if the market area or the physical peculiarities of the applicable Hotel warrant, in the reasonable judgment of Manager, a deviation from such standards shall be permitted.

“Term” has the meaning ascribed to such term in Section 2.01.A.

“Termination Fee” means, with respect to each Hotel, an amount equal to the present value of the payments that would have been made to Manager between the date of termination and the scheduled expiration date of the Term (including any Renewal Terms) as Base Management Fee, Reservation Fee, System Fee and the Incentive Management Fee for such Hotel if this Agreement had not been terminated with respect to such Hotel, calculated based upon the average of each of such fees earned in each of the three (3) calendar years ended prior to the date of termination, discounted at an annual rate equal to the Discount Rate.

“Tested Year” means, with respect to each Hotel, any full Year beginning with the 2023 calendar year but excluding any Year in which such Hotel was undergoing Major Renovation and any Year which commenced less than twelve (12) months following substantial completion of such Major Renovation.

“Trade Area Restriction Period” means, with respect to each Hotel, the period commencing on the Effective Date and ending on the earlier to occur of (a) the date which is five (5) years following the Effective Date and (b) the occurrence of an SVC Change in Control.

“Trade Names” has the meaning ascribed to such term in Section 11.10.

“Uniform System of Accounts” mean, at any time, the then-current edition of the “Uniform System of Accounts for the Lodging Industry”, as adopted by the Hotel Lodging Association of New York City, Inc., and the American Hotel & Lodging Association, as revised from time to time to the extent such revision has been or is in the process of being generally implemented within the System.

“Unsuitable for Its Permitted Use” means, with respect to any Hotel, a state or condition of such Hotel such that (a) following any damage or destruction involving such Hotel, such Hotel cannot be operated in the good faith judgment of Manager on a commercially practicable basis and it cannot reasonably be expected to be restored to substantially the same condition as existed immediately before such damage or destruction, within nine (9) months following such damage or destruction or such shorter period of time as to which business interruption insurance is available to cover rent and other costs related to such Hotel following such damage or destruction, or (b) as the result of a partial Condemnation, such Hotel cannot be operated, in the good faith judgment of Manager on a commercially practicable basis in light of then existing circumstances.

“Working Capital” means, with respect to each Hotel, collectively, funds that are used in the day-to-day operation of the business of such Hotel.

“Year” means the calendar year.

12.02      Construction. The definitions of terms herein shall apply equally to the singular, plural, past, present and future forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in this Agreement shall be construed to refer to this Agreement in its entirety and not to any particular provision thereof, (iv) all references in this Agreement to Articles, Sections and Exhibits shall be construed to refer to Articles and Sections of, and Exhibits to, this Agreement, and (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time. Any titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the text of this Agreement.

[SIGNATURES BEGIN ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal as of the day and year first written above.

MANAGER:

SONESTA INTERNATIONAL HOTELS CORPORATION, a Maryland corporation

By:	/s/ Carlos R. Flores
Carlos R. Flores
President and Chief Executive Officer

OWNERS:

CAMBRIDGE TRS, INC., HPT CY TRS, INC., HPT TRS IHG-2, INC. and HRP TRS MRP, INC., each a Maryland corporation

By:	/s/ John G. Murray
John G. Murray
President and Chief Executive Officer of each of the foregoing entities

[Signature Page to Amended, Restated and Consolidated Master Management Agreement]

Each Landlord, in consideration of the obligations of Manager and each Owner under the within Agreement, joins to evidence its agreement to be bound by the terms of Sections 4.01.C, 4.02.B, 5.04, 5.06, 5.07.C, Article VI, 8.01, 8.02, 8.04, 10.02, 10.03, 11.07, 11.17, 11.18 and 11.20, to the extent applicable to it.

LANDLORDS:

HARBOR COURT ASSOCIATES, LLC
HPT IHG GA PROPERTIES LLC
HPT IHG-2 PROPERTIES TRUST HPT IHG-3 PROPERTIES LLC HPT SUITE PROPERTIES TRUST
HPTCY PROPERTIES TRUST
HPTMI HAWAII, INC. HPTMI PROPERTIES TRUST SERVICE PROPERTIES TRUST

By:	/s/ John G. Murray
John G. Murray
President and Chief Executive Officer of each of the foregoing entities

[Joinder Page to Amended, Restated and Consolidated Master Management Agreement]

SCHEDULE 1

HOTELS

	Trade Name and Street Address	Landlord	Owner	Service Level	Initial Owner’s Priority
1.	Sonesta Simply Suites Birmingham 600 Corporate Ridge Drive Birmingham, AL	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Select	$596,539
2.	Sonesta ES Suites Birmingham Homewood 50 State Farm Parkway Homewood, AL	HPTMI Properties Trust	HPT TRS MRP, Inc.	Select	$871,176
3.	Sonesta Simply Suites Huntsville 201 Exchange Place Huntsville, AL	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Select	$620,594
4.	Sonesta Select Phoenix Chandler 920 North 54th Street Chandler, AZ	HPTMI Properties Trust	HPT TRS MRP, Inc.	Select	$1,229,547
5.	Sonesta ES Suites Flagstaff 1400 N. Country Club Drive Flagstaff, AZ	HPTMI Properties Trust	Cambridge TRS, Inc.	Select	$653,715
6.	Sonesta Simply Suites Phoenix 11411 North Black Canyon Highway Phoenix, AZ	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Select	$563,147
7.	Sonesta Select Phoenix Camelback 2101 East Camelback Road Phoenix, AZ	Service Properties Trust	HPT CY TRS, Inc.	Select	$853,588
8.	Sonesta Suites Scottsdale 7300 East Gainey Suites Drive Scottsdale, AZ	HPT IHG-2 Properties Trust	Cambridge TRS, Inc.	Select	$1,898,048
9.	Sonesta ES Suites Scottsdale 6040 North Scottsdale Road Scottsdale, AZ	HPTMI Properties Trust	HPT TRS MRP, Inc.	Select	$1,376,289
10.	Sonesta Simply Suites Scottsdale North 10740 North 90th Street Scottsdale, AZ	HPTMI Properties Trust	HPT TRS MRP, Inc.	Select	$1,056,905

	Trade Name and Street Address	Landlord	Owner	Service Level	Initial Owner’s Priority
11.	Sonesta Select Scottsdale at Mayo Clinic 13444 East Shea Boulevard Scottsdale, AZ	Service Properties Trust	HPT CY TRS, Inc.	Select	$605,212
12.	Sonesta Simply Suites Phoenix Tempe 1335 West Baseline Road Tempe, AZ	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Select	$725,507
13.	Sonesta Select Tempe 601 South Ash Avenue Tempe, AZ	HPTMI Properties Trust	HPT TRS MRP, Inc.	Select	$1,220,901
14.	Sonesta ES Suites Tempe 5075 South Priest Drive Tempe, AZ	HPTMI Properties Trust	HPT TRS MRP, Inc.	Select	$1,159,727
15.	Sonesta ES Suites Tucson 6477 East Speedway Boulevard Tucson, AZ	HPT IHG-2 Properties Trust	Cambridge TRS, Inc.	Select	$522,115
16.	Sonesta Anaheim 1915 South Manchester Avenue Anaheim, CA	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Full	$1,071,986
17.	Sonesta ES Suites Anaheim 1855 South Manchester Ave Anaheim, CA	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Select	$1,942,725
18.	Sonesta Select Camarillo 4994 Verdugo Way Camarillo, CA	Service Properties Trust	HPT CY TRS, Inc.	Select	$683,320
19.	Sonesta ES Suites Chatsworth 21902 Lassen Chatsworth, CA	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Select	$1,013,330
20.	Sonesta Select Los Angeles LAX 2000 East Mariposa Avenue El Segundo, CA	Service Properties Trust	HPT CY TRS, Inc.	Select	$904,479
21.	Sonesta Emeryville 5555 Shellmound Street Emeryville, CA	HPTMI Properties Trust	HPT TRS MRP, Inc.	Full	$4,239,477
22.	Sonesta ES Suites Huntington Beach 9930 Slater Avenue Fountain Valley, CA	HPTMI Properties Trust	HPT TRS MRP, Inc.	Select	$1,328,506

	Trade Name and Street Address	Landlord	Owner	Service Level	Initial Owner’s Priority
23.	Sonesta Select Huntington Beach 9950 Slater Road Fountain Valley, CA	Service Properties Trust	HPT CY TRS, Inc.	Select	$819,644
24.	Sonesta ES Suites Fresno 5322 North Diana Avenue Fresno, CA	HPTMI Properties Trust	HPT TRS MRP, Inc.	Select	$869,561
25.	Sonesta Simply Suites Anaheim 12901 Garden Grove Blvd Garden Grove, CA	HPTMI Properties Trust	HPT TRS IHG-2, Inc.	Select	$659,489
26.	The Sonesta Irvine 17941 Von Karman Avenue Irvine, CA	HPT IHG-2 Properties Trust	Cambridge TRS, Inc.	Full	$2,968,230
27.	Sonesta Simply Suites Orange Cty Spectrum Center 16150 Sand Canyon Avenue Irvine, CA	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Select	$656,593
28.	Sonesta Select Laguna Hills 23175 Avenida de la Carlota Laguna Hills, CA	HPTCY Properties Trust	HPT CY TRS, Inc.	Select	$1,063,153
29.	Sonesta Simply Suites Orange County Irvine 3 South Pointe Drive Lake Forest, CA	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Select	$751,813
30.	Sonesta Los Angeles Airport 5985 West Century Boulevard Los Angeles, CA	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Full	$3,020,831
31.	Sonesta Silicon Valley 1820 Barber Lane Milpitas, CA	HPT IHG-2 Properties Trust	Cambridge TRS, Inc.	Full	$3,936,551
32.	Sonesta San Jose 777 Bellew Drive Milpitas, CA	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Full	$2,636,056
33.	Sonesta Select Pleasant Hill 2250 Contra Costa Boulevard Pleasant Hill, CA	HPTMI Properties Trust	HPT TRS MRP, Inc.	Select	$1,077,923
34.	Sonesta ES Suites San Francisco Airport 1350 Huntington Avenue San Bruno, CA	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Select	$1,028,376

	Trade Name and Street Address	Landlord	Owner	Service Level	Initial Owner’s Priority
35.	Sonesta ES Suites San Diego 11855 Avenue of Industry San Diego, CA	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Select	$1,206,251
36.	Sonesta ES Suites San Diego - Mira Mesa 6639 Mira Mesa Boulevard San Diego, CA	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Select	$1,442,282
37.	Sonesta ES Suites Carmel Mountain 11002 Rancho Carmel Drive San Diego, CA	HPTMI Properties Trust	HPT TRS MRP, Inc.	Select	$908,779
38.	Sonesta ES Suites San Jose Airport 1602 Crane Court San Jose, CA	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Select	$1,814,023
39.	Sonesta Select San Jose Airport 1727 Technology Drive San Jose, CA	Service Properties Trust	HPT CY TRS, Inc.	Select	$1,292,255
40.	Sonesta Select San Ramon 18090 San Ramon Valley Boulevard San Ramon, CA	HPTMI Properties Trust	HPT TRS MRP, Inc.	Select	$1,165,448
41.	Sonesta Simply Suites Orange County Airport 2600 South Red Hill Avenue Santa Ana, CA	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Select	$756,179
42.	Sonesta Simply Suites -Silicon Valley Santa Clara 481 El Camino Real Santa Clara, CA	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Select	$747,490
43.	Sonesta Select San Francisco Airport 1300 Veterans Boulevard South San Francisco, CA	HPTMI Properties Trust	HPT TRS MRP, Inc.	Select	$2,771,746
44.	Sonesta ES Suites San Francisco Airport 1350 Veterans Boulevard South San Francisco, CA	HPTMI Properties Trust	HPT TRS MRP, Inc.	Select	$2,230,849
45.	Sonesta ES Suites Sunnyvale 900 Hamlin Court Sunnyvale, CA	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Select	$2,212,462
46.	Sonesta ES Suites Torrance Redondo Beach 19901 Prairie Ave Torrance, CA	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Select	$1,350,567

	Trade Name and Street Address	Landlord	Owner	Service Level	Initial Owner’s Priority
47.	Sonesta Select Los Angeles Torrance 1925 West 190th Street Torrance, CA	HPTCY Properties Trust	HPT CY TRS, Inc.	Select	$928,129
48.	Sonesta ES Suites Colorado Springs 3880 North Academy Boulevard Colorado Springs, CO	HPT IHG-2 Properties Trust	Cambridge TRS, Inc.	Select	$569,050
49.	Sonesta Denver 1450 Glenarm Place Denver, CO	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Full	$5,377,582
50.	Sonesta Simply Suites Denver Federal Center 895 Tabor Street Lakewood, CO	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Select	$689,165
51.	Sonesta ES Suites Denver South 7820 Park Meadows Drive Lonetree, CO	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Select	$968,481
52.	Royal Sonesta Washington DC 2121 P Street NW Washington, DC	HPT IHG-3 Properties LLC	HPT TRS IHG-2, Inc.	Full	$7,941,910
53.	Sonesta ES Suites Wilmington - Newark 240 Chapman Road Newark, DE	HPT IHG-2 Properties Trust	Cambridge TRS, Inc.	Select	$797,556
54.	Sonesta Select Boca Raton 2000 NW Executive Center Cir. Boca Raton, FL	Service Properties Trust	HPT CY TRS, Inc.	Select	$1,181,308
55.	Sonesta Simply Suites Clearwater 13231 49th Street North Clearwater, FL	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Select	$458,051
56.	Sonesta Fort Lauderdale 999 N. Fort Lauderdale Beach Boulevard Fort Lauderdale, FL	HPT IHG-2 Properties Trust	Cambridge TRS, Inc.	Full	$3,575,671
57.	Sonesta ES Suites Fort Lauderdale Plantation 410 North Pine Island Road Fort Lauderdale, FL	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Select	$1,229,241
58.	Sonesta Simply Suites Jacksonville 4990 Belfort Road Jacksonville, FL	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Select	$665,086

	Trade Name and Street Address	Landlord	Owner	Service Level	Initial Owner’s Priority
59.	Sonesta Simply Suites Miami Airport 8855 NW 27th Street Miami, FL	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Select	$717,617
60.	Sonesta Miami Airport 950 NW LeJeune Road Miami, FL	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Full	$1,751,357
61.	Sonesta Select Miami Lakes 15700 NW 77th Court Miami Lakes, FL	HPTCY Properties Trust	HPT CY TRS, Inc.	Select	$1,129,331
62.	Sonesta ES Suites Orlando 8480 International Drive Orlando, FL	HPT IHG-2 Properties Trust	Cambridge TRS, Inc.	Select	$1,775,539
63.	Sonesta ES Suites Lake Buena Vista 8751 Suiteside Drive Orlando, FL	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Select	$1,991,484
64.	Sonesta ES Suites Alpharetta North Point 3980 North Point Parkway Alpharetta, GA	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Select	$862,787
65.	Sonesta ES Suites Atlanta North Point Mall 1325 North Point Drive Alpharetta, GA	HPTMI Properties Trust	HPT TRS MRP, Inc.	Select	$1,004,808
66.	Sonesta ES Suites Atlanta Alpharetta Windward 5465 Windward Parkway Alpharetta, GA	HPTMI Properties Trust	HPT TRS MRP, Inc.	Select	$1,290,217
67.	Sonesta Atlanta Airport South 4669 Airport Boulevard Atlanta, GA	HPT IHG GA Properties LLC	HPT TRS IHG-2, Inc.	Full	$1,389,773
68.	Sonesta ES Suites Atlanta 760 Mount Vernon Highway Atlanta, GA	HPT IHG-2 Properties Trust	Cambridge TRS, Inc.	Select	$828,946
69.	Sonesta Atlanta Northwest Galleria 6345 Powers Ferry Road NW Atlanta, GA	HPT IHG-3 Properties LLC	Cambridge TRS, Inc.	Full	$1,244,625
70.	Sonesta Atlanta Airport North 1325 Virginia Avenue Atlanta, GA	HPT IHG-3 Properties LLC	HPT TRS IHG-2, Inc.	Full	$3,646,276

	Trade Name and Street Address	Landlord	Owner	Service Level	Initial Owner’s Priority
71.	Sonesta Select Atlanta Midtown 1132 Techwood Drive NW Atlanta, GA	Service Properties Trust	HPT CY TRS, Inc.	Select	$1,051,856
72.	Sonesta Select Atlanta Cumberland 3000 Cumberland Boulevard SE Atlanta, GA	Service Properties Trust	HPT CY TRS, Inc.	Select	$1,212,138
73.	Sonesta Simply Suites Atlanta 3665 Shackleford Road Duluth, GA	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Select	$611,241
74.	Sonesta ES Suites Atlanta – Perimeter Center 4601 Ridgeview Road Dunwoody, GA	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Select	$1,097,043
75.	Sonesta Select Atlanta Airport 3399 International Boulevard Hapeville, GA	Service Properties Trust	HPT CY TRS, Inc.	Select	$1,122,876
76.	Sonesta ES Suites Atlanta Kennesaw Town Center 3443 Busbee Drive NW Kennesaw, GA	HPTMI Properties Trust	HPT TRS MRP, Inc.	Select	$889,832
77.	Royal Sonesta Kauai Resort 3160 Rice Street Lihue-Kauai, HI	HPTMI Hawaii, Inc.	HPT TRS MRP, Inc.	Full	$6,819,282
78.	Sonesta Simply Suites Des Moines 7625 Office Plaza Drive North Des Moines, IA	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Select	$552,134
79.	Sonesta ES Suites Chicago Downtown 201 East Walton Place Chicago, IL	HPTMI Properties Trust	HPT TRS MRP, Inc.	Select	$2,750,402
80.	Sonesta Simply Suites Chicago Libertyville 1100 N US Route 45 Libertyville, IL	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Select	$603,876
81.	Sonesta Chicago O’Hare Airport 10233 West Higgins Road Rosemont, IL	HPT IHG-3 Properties LLC	HPT TRS IHG-2, Inc.	Full	$2,370,717
82.	Sonesta Simply Suites Chicago O’Hare 4021 North Mannheim Road Schiller Park, IL	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Select	$1,155,587

	Trade Name and Street Address	Landlord	Owner	Service Level	Initial Owner’s Priority
83.	Sonesta Simply Suites Chicago Naperville 27 West 300 Warrenville Road Warrenville, IL	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Select	$682,980
84.	Sonesta Simply Suites Chicago Waukegan 1151 South Waukegan Road Waukegan, IL	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Select	$569,939
85.	Sonesta ES Suites Chicago Waukegan 1440 South White Oak Drive Waukegan, IL	HPTMI Properties Trust	HPT TRS MRP, Inc.	Select	$1,187,933
86.	Sonesta Select Indianapolis 37 W 103rd Street Indianapolis, IN	Service Properties Trust	HPT CY TRS, Inc.	Select	$819,761
87.	Sonesta ES Suites Baton Rouge 4001 Nicholson Drive Baton Rouge, LA	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Select	$1,022,368
88.	Sonesta ES Suites New Orleans Convention Center 345 St. Joseph Street New Orleans, LA	HPTMI Properties Trust	HPT TRS MRP, Inc.	Select	$2,374,815
89.	Sonesta ES Suites Andover 4 Technology Drive Andover, MA	HPT IHG-2 Properties Trust	Cambridge TRS, Inc.	Select	$1,364,112
90.	Sonesta Simply Suites Boston Braintree 235 Wood Road Braintree, MA	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Select	$947,092
91.	Sonesta Simply Suites Boston Burlington 130 Middlesex Turnpike Burlington, MA	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Select	$932,472
92.	Sonesta Select Boston Danvers 275 Independence Way Danvers, MA	Service Properties Trust	HPT CY TRS, Inc.	Select	$757,321
93.	Sonesta Select Boston Foxborough 35 Foxborough Boulevard Foxborough, MA	Service Properties Trust	HPT CY TRS, Inc.	Select	$991,318
94.	Sonesta Select Boston Lowell 30 Industrial Avenue East Lowell, MA	Service Properties Trust	HPT CY TRS, Inc.	Select	$475,567

	Trade Name and Street Address	Landlord	Owner	Service Level	Initial Owner’s Priority
95.	Sonesta Select Boston Milford 10 Fortune Boulevard Milford, MA	Service Properties Trust	HPT CY TRS, Inc.	Select	$801,973
96.	Sonesta ES Suites Annapolis 170 Admiral Cochrane Drive Annapolis, MD	HPTMI Properties Trust	HPT TRS MRP, Inc.	Select	$1,157,192
97.	Royal Sonesta Harbor Court Baltimore 550 Light Street Baltimore, MD	Harbor Court Associates, LLC	Cambridge TRS, Inc.	Full	$1,535,473
98.	Sonesta Select Columbia 8910 Stanford Boulevard Columbia, MD	Service Properties Trust	HPT CY TRS, Inc.	Select	$1,238,257
99.	Sonesta Simply Suites Baltimore BWI Airport 1247 Winterson Road Linthicum Heights, MD	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Select	$816,195
100.	Sonesta ES Suites Baltimore BWI Airport 1160 Winterson Road Linthicum Heights, MD	HPTMI Properties Trust	HPT TRS MRP, Inc.	Select	$985,252
101.	Sonesta Simply Suites Detroit Ann Arbor 701 Waymarket Way Ann Arbor, MI	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Select	$592,929
102.	Sonesta Select Detroit Auburn Hills 2550 Aimee Lane Auburn Hills, MI	Service Properties Trust	HPT CY TRS, Inc.	Select	$629,041
103.	Sonesta Simply Suites Detroit Novi 42600 Eleven Mile Road Novi, MI	HPTMI Properties Trust	HPT TRS MRP, Inc.	Select	$738,445
104.	Sonesta Select Detroit Novi 42700 Eleven Mile Road Novi, MI	HPTMI Properties Trust	HPT TRS MRP, Inc.	Select	$1,084,392
105.	Sonesta Simply Suites Detroit Troy 2550 Troy Center Drive Troy, MI	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Select	$589,217
106.	Sonesta Simply Suites Detroit Warren 7010 Convention Boulevard Warren, MI	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Select	$721,001

	Trade Name and Street Address	Landlord	Owner	Service Level	Initial Owner’s Priority
107.	Sonesta ES Suites Detroit Warren 30120 North Civic Center Blvd. Warren, MI	HPTMI Properties Trust	HPT TRS MRP, Inc.	Select	$764,178
108.	Sonesta Select Minneapolis 11391 Viking Drive Eden Prairie, MN	Service Properties Trust	HPT CY TRS, Inc.	Select	$855,310
109.	Sonesta Simply Suites Minneapolis Richfield 351 West 77th Street Minneapolis, MN	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Select	$863,545
110.	Sonesta Simply Suites St. Louis Earth City 3250 Rider Trail South Earth City, MO	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Select	$548,958
111.	Sonesta Select Kansas City South 500 East 105th Street Kansas City, MO	Service Properties Trust	HPT CY TRS, Inc.	Select	$1,017,017
112.	Sonesta Select Kansas City Airport 7901 NW Tiffany Springs Parkway Kansas City, MO	Service Properties Trust	HPT CY TRS, Inc.	Select	$939,093
113.	Royal Sonesta Chase Park Plaza 212-232 N. Kingshighway Boulevard St. Louis, MO	HPT IHG-2 Properties Trust	Cambridge TRS, Inc.	Full	$5,390,511
114.	Sonesta ES Suites Raleigh Cary 2900 Regency Parkway Cary, NC	HPTMI Properties Trust	HPT TRS MRP, Inc.	Select	$971,506
115.	Sonesta ES Suites Charlotte 7925 Forest Pine Drive Charlotte, NC	HPT IHG-2 Properties Trust	Cambridge TRS, Inc.	Select	$807,446
116.	Sonesta Charlotte 5700 Westpark Drive Charlotte, NC	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Full	$2,563,701
117.	Sonesta Simply Suites Charlotte University 8812 University East Drive Charlotte, NC	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Select	$686,351
118.	Sonesta Select Charlotte University 333 West WT Harris Boulevard Charlotte, NC	HPTCY Properties Trust	HPT CY TRS, Inc.	Select	$771,042

	Trade Name and Street Address	Landlord	Owner	Service Level	Initial Owner’s Priority
119.	Sonesta Select Raleigh Durham Airport 2001 Hospitality Court Morrisville, NC	HPTCY Properties Trust	HPT CY TRS, Inc.	Select	$1,116,037
120.	Sonesta ES Suites Raleigh Durham Airport 2020 Hospitality Court Morrisville, NC	HPTMI Properties Trust	HPT TRS MRP, Inc.	Select	$1,127,515
121.	Sonesta ES Suites Princeton 4375 US Route 1 South Princeton, NJ	HPT IHG-2 Properties Trust	Cambridge TRS, Inc.	Select	$855,402
122.	Sonesta ES Suites Somerset 260 Davidson Avenue Somerset, NJ	HPT IHG-2 Properties Trust	Cambridge TRS, Inc.	Select	$1,026,439
123.	Sonesta Select Tinton Falls 600 Hope Road Tinton Falls, NJ	HPTCY Properties Trust	HPT CY TRS, Inc.	Select	$647,308
124.	Sonesta Select Whippany 157 Route 10 East Whippany, NJ	HPTCY Properties Trust	HPT CY TRS, Inc.	Select	$1,334,969
125.	Sonesta Simply Suites Albuquerque 3025 Menaul Boulevard NE Albuquerque, NM	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Select	$727,292
126.	Sonesta ES Suites Albuquerque 3300 Prospect Avenue, NE Albuquerque, NM	HPTMI Properties Trust	HPT TRS MRP, Inc.	Select	$1,372,978
127.	Sonesta Simply Suites Las Vegas 4034 South Paradise Road Las Vegas, NV	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Select	$1,806,857
128.	Sonesta Select Las Vegas 1901 North Rainbow Boulevard Las Vegas, NV	HPTMI Properties Trust	HPT TRS MRP, Inc.	Select	$1,207,017
129.	Sonesta ES Suites Reno 9845 Gateway Drive Reno, NV	HPTMI Properties Trust	HPT TRS MRP, Inc.	Select	$800,347
130.	Sonesta White Plains 66 Hale Avenue White Plains, NY	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Full	$5,097,740

	Trade Name and Street Address	Landlord	Owner	Service Level	Initial Owner’s Priority
131.	Sonesta ES Suites Cincinnati - Blue Ash 11401 Reed Hartman Highway Blue Ash, OH	HPT IHG-2 Properties Trust	Cambridge TRS, Inc.	Select	$856,574
132.	Sonesta Columbus 33 East Nationwide Boulevard Columbus, OH	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Full	$3,796,139
133.	Sonesta Simply Suites Columbus Airport 590 Taylor Road Gahanna, OH	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Select	$540,329
134.	Sonesta Simply Suites Cleveland North Olmstead 24741 Country Club Boulevard North Olmstead, OH	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Select	$639,542
135.	Sonesta Simply Suites Oklahoma City Airport 4400 River Park Drive Oklahoma City, OK	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Select	$555,099
136.	Royal Sonesta Portland 506 SW Washington Street Portland, OR	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Full	$6,401,205
137.	Sonesta Select Allentown Bethlehem 2160 Motel Drive Allentown, PA	HPTMI Properties Trust	HPT TRS MRP, Inc.	Select	$798,984
138.	Sonesta ES Suites Allentown Bethlehem 2180 Motel Drive Bethlehem, PA	HPTMI Properties Trust	HPT TRS MRP, Inc.	Select	$894,794
139.	Sonesta Hotel Philadelphia 1800 Market Street Philadelphia, PA	HPT IHG-2 Properties Trust	Cambridge TRS, Inc.	Full	$4,254,250
140.	Sonesta Select Philadelphia Airport 8900 Bartram Avenue Philadelphia, PA	Service Properties Trust	HPT CY TRS, Inc.	Select	$919,883
141.	Sonesta Simply Suites Pittsburgh Airport 100 Chauvet Drive Pittsburgh, PA	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Select	$712,395
142.	Sonesta Select Newport Middletown 9 Commerce Drive Middletown, RI	HPTCY Properties Trust	HPT CY TRS, Inc.	Select	$1,155,583

	Trade Name and Street Address	Landlord	Owner	Service Level	Initial Owner’s Priority
143.	Sonesta Hilton Head 130 Shipyard Drive Hilton Head, SC	HPT IHG-2 Properties Trust	Cambridge TRS, Inc.	Full	$4,013,582
144.	Sonesta Simply Suites Nashville Brentwood 5129 Virginia Way Brentwood, TN	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Select	$695,825
145.	Sonesta ES Suites Nashville Brentwood 206 Ward Circle Brentwood, TN	HPTMI Properties Trust	HPT TRS MRP, Inc.	Select	$957,088
146.	Sonesta Select Chattanooga 2210 Bams Drive Chattanooga, TN	HPTCY Properties Trust	HPT CY TRS, Inc.	Select	$980,795
147.	Sonesta Select Nashville Airport Suites 1100 Airport Center Drive Nashville, TN	HPTMI Properties Trust	HPT TRS MRP, Inc.	Select	$1,109,053
148.	Sonesta Nashville Airport 600 Marriott Drive Nashville, TN	HPTMI Properties Trust	HPT TRS MRP, Inc.	Full	$3,460,637
149.	Sonesta Simply Suites Arlington 2221 Brookhollow Plaza Drive Arlington, TX	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Select	$563,383
150.	Sonesta ES Suites Austin Arboretum 10201 Stonelake Boulevard Austin, TX	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Select	$943,484
151.	Sonesta Simply Suites Austin South 4320 IH 35 Frontage Road Austin, TX	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Select	$772,447
152.	The Stephen F. Austin Royal Sonesta Hotel 701 Congress Avenue Austin, TX	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Full	$3,482,093
153.	Sonesta Simply Suites Austin Arboretum 9701 Stonelake Boulevard Austin, TX	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Select	$810,144
154.	Sonesta Simply Suites Dallas Galleria 13939 Noel Road Dallas, TX	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Select	$668,142

	Trade Name and Street Address	Landlord	Owner	Service Level	Initial Owner’s Priority
155.	Sonesta ES Suites Dallas Market Center 6950 North Stemmons Freeway Dallas, TX	HPTMI Properties Trust	HPT TRS MRP, Inc.	Select	$1,523,544
156.	Sonesta Select Dallas Central Expressway 10325 North Central Expressway Dallas, TX	Service Properties Trust	HPT CY TRS, Inc.	Select	$1,030,411
157.	Sonesta ES Suites Fort Worth 5801 Sandshell Drive Fort Worth, TX	HPTMI Properties Trust	HPT TRS MRP, Inc.	Select	$842,524
158.	Royal Sonesta Houston Hotel 2222 West Loop South Houston, TX	HPT IHG-2 Properties Trust	Cambridge TRS, Inc.	Full	$2,661,267
159.	Sonesta Simply Suites Houston Clear Lake 2737 Bay Area Boulevard Houston, TX	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Select	$617,912
160.	Sonesta Simply Suites Houston City Centre 10503 Town & Country Way Houston, TX	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Select	$698,885
161.	Sonesta ES Suites Dallas - Las Colinas 1201 Executive Circle Irving, TX	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Select	$677,116
162.	Sonesta Simply Suites Dallas Las Colinas 5300 Green Park Drive Irving, TX	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Select	$771,076
163.	Sonesta Simply Suites Plano 4701 Legacy Drive Plano, TX	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Select	$624,614
164.	Sonesta ES Suites San Antonio Northwest 4320 Spectrum One San Antonio, TX	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Select	$899,236
165.	Sonesta ES Suites San Antonio 425 Bonham Street San Antonio, TX	HPTMI Properties Trust	HPT TRS MRP, Inc.	Select	$1,721,512
166.	Sonesta Simply Suites Salt Lake City Airport 2170 West North Temple Salt Lake City, UT	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Select	$644,599

	Trade Name and Street Address	Landlord	Owner	Service Level	Initial Owner’s Priority
167.	Sonesta Select Arlington 1533 Clarendon Boulevard Arlington, VA	HPTCY Properties Trust	HPT CY TRS, Inc.	Select	$1,674,832
168.	Sonesta ES Suites Charlottesville 1111 Millmont Street Charlottesville, VA	HPTMI Properties Trust	HPT TRS MRP, Inc.	Select	$754,625
169.	Sonesta ES Suites Fairfax 12815 Fairlakes Parkway Fairfax, VA	HPTMI Properties Trust	HPT TRS MRP, Inc.	Select	$911,553
170.	Sonesta Simply Suites Falls Church 205 Hillwood Avenue Falls Church, VA	HPTMI Properties Trust	HPT TRS MRP, Inc.	Select	$908,726
171.	Sonesta Simply Suites Hampton 401 Butler Farm Road Hampton, VA	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Select	$572,318
172.	Sonesta ES Suites Dulles Airport 13700 Coppermine Road Herndon, VA	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Select	$1,365,831
173.	Sonesta Select Seattle Belleview 14615 NE 29th Place Bellevue, WA	Service Properties Trust	HPT CY TRS, Inc.	Select	$1,185,209
174.	Sonesta Select Seattle Renton 200 SW 19th Street Renton, WA	HPTMI Properties Trust	HPT TRS MRP, Inc.	Select	$914,364
175.	Sonesta Simply Suites Seattle Renton 300 SW 19th Street Renton, WA	HPTMI Properties Trust	HPT TRS MRP, Inc.	Select	$1,206,992
176.	The Alexis Royal Sonesta Hotel 1007 First Avenue Seattle, WA	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Full	$4,569,285
177.	Sonesta ES Suites Vancouver - Portland West 7301 NE 41st Street Vancouver, WA	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Select	$976,487
178.	Sonesta Select Milwaukee Brookfield 16865 West Bluemound Road Brookfield, WI	Service Properties Trust	HPT CY TRS, Inc.	Select	$890,663

	Trade Name and Street Address	Landlord	Owner	Service Level	Initial Owner’s Priority
179.	Sonesta Milwaukee West 10499 Innovation Drive Wauwatosa, WI	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Full	$1,703,571
180.	Sonesta ES Suites Charleston 200 Hotel Circle Charleston, WV	HPT IHG-2 Properties Trust	HPT TRS MRP, Inc.	Select	$779,051

SCHEDULE 2

LEASES

1.	Amended, Restated and Consolidated Master Lease Agreement, dated as of January 1, 2011, between HPTMI Properties Trust, as landlord, and HPT TRS MRP, Inc. as tenant, as amended.

2.	Amended and Restated Lease Agreement, dated as of January 1, 2012, between John G. Murray, as Trustee of HPT CW MA Realty Trust, HPT IHG Canada Properties Trust, HPT IHG GA Properties LLC, HPT IHG-2 Properties Trust and HPT IHG-3 Properties LLC, as landlord, HPT IHG Canada Corporation, a New Brunswick corporation, as Canadian agent, and HPT TRS IHG-2, Inc., as tenant, as amended.

3.	Master Lease Agreement, dated as of December 31, 2012, between Service Properties Trust and HPTCY Properties Trust, as landlord, and HPT CY TRS, Inc., as tenant, as amended.

4.	Lease Agreement, dated as of December 31, 2019 but to become effective as of January 1, 2020, between HPTMI Hawaii, Inc., as landlord, and HPT TRS MRP, Inc., as tenant.

5.	Lease Agreement, dated as of February 27, 2020, among Harbor Court Associates, LLC, HPT Cambridge LLC, HPT IHG-2 Properties Trust, HPT IHG-3 Properties LLC, HPTMI Properties Trust, and Royal Sonesta, Inc., as landlord, and Cambridge TRS, Inc., as tenant, as amended.

6.	Master Lease Agreement, dated as of September 25, 2020, between HPT IHG-3 Properties LLC and Cambridge TRS, Inc.

7.	Lease Agreement, dated as of June 1, 2021, between HPT Suite Properties Trust and Cambridge TRS, Inc., as amended.

SCHEDULE 3

PRIOR MANAGEMENT AGREEMENTS

1.	Amended and Restated Management Agreement, dated as of February 27, 2020, between Sonesta International Hotels Corporation (“Sonesta”) and Cambridge TRS, Inc. (“Cambridge TRS”). [Sonesta ES Suites Flagstaff]

2.	Amended and Restated Management Agreement, dated as of February 27, 2020, between Sonesta and Cambridge TRS. [Sonesta Suites Scottsdale]

3.	Amended and Restated Management Agreement, dated as of February 27, 2020, between Sonesta and Cambridge TRS. [Sonesta ES Suites Tucson]

4.	Amended and Restated Management Agreement, dated as of February 27, 2020, between Sonesta and Cambridge TRS. [The Sonesta Irvine]

5.	Amended and Restated Management Agreement, dated as of February 27, 2020, between Sonesta and Cambridge TRS. [Sonesta Silicon Valley]

6.	Amended and Restated Management Agreement, dated as of February 27, 2020, between Sonesta and Cambridge TRS. [Sonesta ES Suites Colorado Springs]

7.	Amended and Restated Management Agreement, dated as of February 27, 2020, between Sonesta and Cambridge TRS. [Sonesta ES Suites Wilmington - Newark]

8.	Amended and Restated Management Agreement, dated as of February 27, 2020, between Sonesta and Cambridge TRS. [Sonesta Fort Lauderdale]

9.	Amended and Restated Management Agreement, dated as of February 27, 2020, between Sonesta and Cambridge TRS. [Sonesta ES Suites Orlando]

10.	Amended and Restated Management Agreement, dated as of February 27, 2020, between Sonesta and Cambridge TRS. [Sonesta ES Suites Atlanta]

11.	Amended and Restated Management Agreement, dated as of February 27, 2020, between Sonesta and Cambridge TRS. [Sonesta ES Suites Andover]

12.	Amended and Restated Management Agreement, dated as of February 27, 2020, between Sonesta and Cambridge TRS. [Royal Sonesta Harbor Court Baltimore]

13.	Amended and Restated Management Agreement, dated as of February 27, 2020, between Sonesta and Cambridge TRS. [Royal Sonesta Chase Park Plaza]

14.	Amended and Restated Management Agreement, dated as of February 27, 2020, between Sonesta and Cambridge TRS. [Sonesta ES Suites Charlotte]

15.	Amended and Restated Management Agreement, dated as of February 27, 2020, between Sonesta and Cambridge TRS. [Sonesta ES Suites Princeton]

16.	Amended and Restated Management Agreement, dated as of February 27, 2020, between Sonesta and Cambridge TRS. [Sonesta ES Suites Charlotte]

17.	Amended and Restated Management Agreement, dated as of February 27, 2020, between Sonesta and Cambridge TRS. [Sonesta ES Suites Somerset]

18.	Amended and Restated Management Agreement, dated as of February 27, 2020, between Sonesta and Cambridge TRS. [Sonesta ES Suites Cincinnati – Blue Ash]

19.	Amended and Restated Management Agreement, dated as of February 27, 2020, between Sonesta and Cambridge TRS. [Sonesta Hotel Philadelphia]

20.	Amended and Restated Management Agreement, dated as of February 27, 2020, between Sonesta and Cambridge TRS. [Sonesta Hilton Head]

21.	Amended and Restated Management Agreement, dated as of February 27, 2020, between Sonesta and Cambridge TRS. [Royal Sonesta Houston Hotel]

22.	Master Management Agreement, dated as of September 25, 2020, between Sonesta and Cambridge. [Converted Wyndham Hotels]

23.	Master Management Agreement, executed on November 25, 2020 but effective as of December 1, 2020, between Sonesta and HPT TRS IHG-2, Inc. [Converted IHG Hotels]

24.	Master Management Agreement, dated as of December 15, 2020, between Sonesta and HPT TRS MRP, Inc. [Converted Marriott Hotels]

25.	Master Management Agreement, dated as of December 15, 2020, between Sonesta and HPT CY TRS, Inc. [Converted Marriott Courtyard Hotels]

26.	Master Management Agreement, dated as of June 2, 2021, between Sonesta and Cambridge TRS. [Converted Hyatt Hotels]

SCHEDULE 4

RESTRICTED TRADE AREAS

Schedule 4.1:	Sonesta Irvine (Irvine, California)
Schedule 4.2:	Sonesta San Jose (Milpitas, California)
Schedule 4.3:	Sonesta Denver (Denver, Colorado)
Schedule 4.4:	Royal Sonesta Washington DC (Washington, District of Columbia)
Schedule 4.5:	The Harbor Court Royal Sonesta (Baltimore, Maryland)
Schedule 4.6:	Royal Sonesta Chase Park Plaza (St. Louis, Missouri)
Schedule 4.7:	Sonesta Columbus (Columbus, Ohio)
Schedule 4.8:	Royal Sonesta Portland (Portland, Oregon)
Schedule 4.9:	Stephen F. Austin Royal Sonesta, Austin (Austin, Texas)
Schedule 4.10:	Sonesta Philadelphia (Philadelphia, Pennsylvania)
Schedule 4.11:	Royal Sonesta Seattle (Seattle, Washington)

SCHEDULE 4.1

RESTRICTED TRADE AREA

SONESTA IRVINE

(See attached)

SCHEDULE 4.2

RESTRICTED TRADE AREA

SONESTA SAN JOSE

(See attached)

SCHEDULE 4.3

RESTRICTED TRADE AREA

SONESTA DENVER

(See attached)

SCHEDULE 4.4

RESTRICTED TRADE AREA

ROYAL SONESTA WASHINGTON DC

(See attached)

SCHEDULE 4.5

RESTRICTED TRADE AREA

THE HARBOR COURT ROYAL SONESTA

(See attached)

SCHEDULE 4.6

RESTRICTED TRADE AREA

ROYAL SONESTA CHASE PARK PLAZA

(See attached)

SCHEDULE 4.7

RESTRICTED TRADE AREA

SONESTA COLUMBUS

(See attached)

SCHEDULE 4.8

RESTRICTED TRADE AREA

ROYAL SONESTA PORTLAND

(See attached)

SCHEDULE 4.9

RESTRICTED TRADE AREA

STEPHEN F. AUSTIN ROYAL SONESTA

(See attached)

SCHEDULE 4.10

RESTRICTED TRADE AREA

SONESTA PHILADELPHIA

(See attached)

SCHEDULE 4.11

RESTRICTED TRADE AREA

ROYAL SONESTA SEATTLE

(See attached)

Schedule to Exhibit 10.1

There are 15 management agreements with subsidiaries of Sonesta Holdco Corporation, or Sonesta, for hotels which we and Sonesta have designated as retained hotels, a representative form of which is filed as Exhibit 10.1 to our Current Report on Form 8-K dated January 7, 2022 and which is incorporated herein by reference. The other 14 management agreements for retained hotels, with the respective parties and applicable to the respective hotels listed below, are substantially identical in all material respects to the representative form of management agreement.

Trade Name and Street Address	Landlord	Owner	Manager	Effective Date	Service Level	Initial Owner’s Priority
Sonesta Redondo Beach & Marina 300 North Harbor Drive Redondo Beach, California 90277	HPT IHG-2 Properties Trust	SVC Redondo Beach TRS LLC	Sonesta Redondo Beach LLC	January 1, 2022	Full	$4,524,631
The Clift Royal Sonesta 495 Geary Street San Francisco, CA	HPT Geary Properties Trust	HPT Clift TRS LLC	Sonesta Clift LLC	January 1, 2022	Full	$12,012,805
Royal Sonesta Chicago River North 505 North State Street Chicago, Illinois 60654	HPT IHG Chicago Property LLC	HPT State Street TRS LLC	Sonesta State Street LLC	January 1, 2022	Full	$3,108,330
The Royal Sonesta Chicago Downtown 71 East Wacker Drive Chicago, Illinois	HPT IHG-2 Properties Trust	HPT Wacker Drive TRS LLC	Sonesta Chicago LLC	January 1, 2022	Full	$5,886,331
The Allegro Royal Sonesta Chicago Loop 171 West Randolph Street Chicago, Illinois 60601	HPT IHG-3 Properties LLC	SVC Randolph Street TRS LLC	Sonesta Randolph Street LLC	January 1, 2022	Full	$5,070,314
Royal Sonesta Boston 40 Edwin H. Land Boulevard Cambridge, Massachusetts	HPT Cambridge LLC	Cambridge TRS, Inc.	Sonesta International Hotels Corporation	January 1, 2022	Full	$10,372,038
Royal Sonesta New Orleans 300 Bourbon Street New Orleans, Louisiana	Royal Sonesta, Inc.	Cambridge TRS, Inc.	Sonesta International Hotels Corporation	January 1, 2022	Full	$14,173,842
Sonesta Simply Suites Jersey City 21 2nd Street Jersey City, New Jersey	HPT IHG-2 Properties Trust	SVC Jersey City TRS LLC	Sonesta Jersey City LLC	January 1, 2022	Select	$2,112,534
Sonesta Simply Suites Parsippany Morris Plains 100 Candlewood Drive Morris Plains, New Jersey 07950	HPT IHG-2 Properties Trust	SVC Morris Plains TRS LLC	Sonesta Morris Plains LLC	January 1, 2022	Select	$760,144
Sonesta ES Suites Parsippany Morris Plains 3 Gatehall Drive Parsippany, New Jersey 0054	HPTMI Properties Trust	SVC Gatehall Drive TRS LLC	Sonesta Gatehall Drive LLC	January 1, 2022	Select	$1,365,932

The Royal Sonesta Minneapolis 35 South 7th Street Minneapolis, Minnesota 55402	HPTWN Properties Trust	SVC Minneapolis TRS LLC	Sonesta Minneapolis LLC	January 1, 2022	Full	$4,330,782
Royal Sonesta San Juan 5961 Isla Verde Avenue Carolina, Puerto Rico 00979	HPT IHG PR, Inc.	SVC San Juan TRS LLC	Sonesta San Juan LLC	January 1, 2022	Full	$5,646,494
Sonesta ES Suites Toronto 355 South Park Road Toronto, Ontario L3T 7W2, Canada	HPT IHG Canada Properties Trust	HPT TRS IHG-2, Inc.	Sonesta Canada ULC	January 1, 2022	Select	$1,107,994
The Yorkville Royal Sonesta Hotel 220 Bloor Street Toronto, Ontario M5S IT8, Canada	HPT IHG Canada Properties Trust	HPT IHG-2 TRS, Inc.	Sonesta Toronto ULC	January 1, 2022	Full	$2,584,900